SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
Total System Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Philip W. Tomlinson
Chairman of the Board and
Chief Executive Officer
March 18, 2011

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 3, 2011 at 10:00 a.m. in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Enclosed with this Proxy Statement are your proxy card and the 2010 Annual Report.

We hope that you will be able to join us as we review 2010 and look to the future. If you are unable to attend the meeting, you can listen to it live and view the slide presentation by going to our website at www.tsys.com. Additionally, we will maintain copies of the Annual Meeting presentation slides and audio on our website for reference after the meeting.

Your vote is very important. Please vote as soon as possible even if you plan to attend the meeting.

Thank you for your interest in and support of TSYS.

Sincerely yours,

Philip W. Tomlinson

Total System Services, Inc. • Post Office Box 2506 • Columbus, Georgia 31902-2506

TOTAL SYSTEM SERVICES, INC.®

NOTICE OF THE 2011 ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. Tuesday, May 3, 2011

PLACE	TSYS Riverfront Campus Auditorium One TSYS Way Columbus, Georgia 31901

ITEMS OF BUSINESS	(1) To elect ten directors to serve until the next Annual Meeting of Shareholders.

(2) To ratify the appointment of KPMG LLP as TSYS’ independent auditor for the year 2011.

(3) To hold an advisory vote on executive compensation.

(4) To hold an advisory vote on the frequency of future advisory votes on executive compensation.

(5) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE	You may vote if you were a shareholder of record on February 23, 2011.

ANNUAL REPORT	A copy of the Annual Report is enclosed.

PROXY VOTING	Your vote is important. Please vote in one of these ways:

(1) Use the toll-free telephone number shown on your proxy card;

(2) Visit the website listed on your proxy card;

(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

(4) Submit a ballot at the Annual Meeting.

By Order of the Board of Directors,

G. Sanders Griffith, III
Secretary

Columbus, Georgia
March 18, 2011

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT
VOTING INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed to TSYS shareholders beginning on or about March 18, 2011. The TSYS Board of Directors is soliciting proxies to be used at the 2011 Annual Meeting of TSYS Shareholders which will be held on May 3, 2011, at 10:00 a.m., in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

Who Can Vote

You are entitled to vote if you were a shareholder of record of TSYS stock as of the close of business on February 23, 2011, the record date. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Quorum and Shares Outstanding

A majority of the outstanding shares of TSYS stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of TSYS Shareholders. On February 23, 2011, 193,409,543 shares of TSYS stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you are a shareholder of record and properly submit a proxy card or submit a proxy by telephone or via the Internet but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies:

•	FOR the election of all of the director nominees (Proposal 1);

•	FOR the ratification of the appointment of KPMG LLP as TSYS’ independent auditor for the year 2011 (Proposal 2);

•	FOR the approval, on an advisory basis, of the compensation of TSYS’ named executive officers (Proposal 3); and

•	ONE YEAR with respect to the advisory vote on the frequency (every one, two or three years) of future advisory votes to approve the compensation of TSYS’ named executive officers (Proposal 4).

The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

Voting of Shares

Each share of TSYS stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented in person or by valid proxies received by phone, Internet or mail will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

TSYS Dividend Reinvestment and Direct Stock Purchase Plan:  If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold in certificate form registered in the same name.

Required Votes

To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee) (Proposal 1).

The affirmative vote of a majority of the votes cast is also needed to ratify the appointment of KPMG LLP as TSYS’ independent auditor for 2011 (Proposal 2) and to approve the advisory vote on the compensation of TSYS’ named executive officers (Proposal 3).

The advisory vote on the frequency of future advisory votes (every one, two or three years) to approve the compensation of TSYS’ named executive officers is a plurality vote. TSYS will consider shareholders to have expressed a non-binding preference for the frequency option that receives the most votes.

Abstentions and Broker Non-Votes

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by the rules of the New York Stock Exchange (“NYSE”.) We expect that brokers will be able to exercise discretionary authority to vote on Proposal 2, but will not have discretion to vote on Proposals 1, 3 and 4. As such, if you do not provide voting instructions to your broker, your broker may only vote your shares on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of Proposals 1, 2, 3 or 4.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Internet:

You can vote your shares on the Internet until 11:59 p.m. Eastern Time on May 2, 2011. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Telephone:

You can vote your shares by telephone until 11:59 p.m. Eastern Time on May 2, 2011 by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Revocation of Proxy

If you hold shares in your own name and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting; (2) voting again by telephone or on the Internet before 11:59 p.m. Eastern Time on May 2, 2011; or (3) attending the Annual Meeting in person and casting a ballot.

If your TSYS shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Tuesday, May 3, 2011 in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Directions to the auditorium can be obtained from the Investor Relations page of TSYS’ website at www.tsys.com.

Important Information Regarding Delivery of Proxy Materials

Notice and Access

The Securities and Exchange Commission (“SEC”) has adopted amendments to the proxy rules that change how companies must provide proxy materials. These rules are often referred to as “notice and access.” Under the notice and access model, a company may select either of the following two options for making proxy materials available to shareholders:

•	the full set delivery option; or

•	the notice only option.

A company may use a single method for all its shareholders, or use full set delivery for some while adopting the notice only option for others which is sometimes referred to as the hybrid model.

Full Set Delivery Option

Under the full set delivery option, a company delivers all proxy materials to its shareholders as it would have done prior to the change in the rules. This can be by mail or, if a shareholder has previously agreed, by e-mail. In addition to delivering proxy materials to shareholders, companies must post all proxy materials on a publicly-accessible website and provide information to shareholders about how to access that website.

In connection with its prior Annual Meetings of Shareholders, TSYS elected to use the full set delivery option. Accordingly, you should have received TSYS’ 2011 proxy materials by mail or, if you previously agreed, by e-mail. These proxy materials include the Proxy Statement, proxy card and 2010 Annual Report. Additionally, TSYS has posted these materials at http://annualreport.tsys.com.

Notice Only Option

Under the notice only option, a company must post all its proxy materials on a publicly accessible website. However, instead of delivering its proxy materials to shareholders, the company instead delivers a “Notice of Internet Availability of Proxy Materials.” The notice includes, among other matters:

•	information regarding the date and time of the meeting of shareholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a shareholder can request paper or e-mail copies of the proxy materials.

If a shareholder requests paper copies of the proxy materials, these materials must be sent to the shareholder within three business days. Additionally, paper copies must be sent via first class mail.

TSYS’ Use of the Notice Only Option in the Future

Although TSYS has previously elected to use the full set delivery option, we may choose to use the notice only option in the future. By reducing the amount of materials that a company needs to print and mail, the notice only option provides an opportunity for cost savings as well as conservation of natural resources. However, many companies that have used the notice only option have also experienced a lower participation rate — meaning that fewer shareholders voted at these companies’ annual meetings. TSYS plans to continue to evaluate the future possible cost savings as well as the possible impact on shareholder participation as it considers future use of the notice only option.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to be held on May 3, 2011

The Proxy Statement and Annual Report to security holders are available on our website at http://annualreport.tsys.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of TSYS are managed under the direction of the Board of Directors. The role of the Board of Directors is to effectively govern the affairs of TSYS for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election and oversight of qualified management. It is also responsible for providing oversight to ensure that TSYS’ activities are conducted in a responsible and ethical manner. The Board is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines which govern the operation of the Board and its committees. Our Corporate Governance Guidelines are available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.”

Independence

The listing standards of the NYSE and our Corporate Governance Guidelines require that a majority of our Board of Directors and every member of the Audit, Compensation and Corporate Governance and Nominating Committees be independent. The NYSE listing standards provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no direct or indirect material relationship with TSYS. The Board has established guidelines for independence to assist it in determining director independence which are consistent with the independence requirements in the NYSE listing standards. These guidelines are set forth in Section 2 of our Corporate Governance Guidelines and are available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance”. In addition to applying these guidelines, the Board considers all relevant facts and circumstances in making an independence determination.

The Board has determined that 14 of its 16 members are independent as defined by the listing standards of the NYSE and meet the guidelines for independence set by the Board. TSYS’ Board has determined that the following directors are independent: Richard E. Anthony, James H. Blanchard, Richard Y. Bradley, Kriss Cloninger III, Walter W. Driver, Jr., Gardiner W. Garrard, Jr., Sidney E. Harris, Mason H. Lampton, W. Walter Miller, Jr., H. Lynn Page, John T. Turner, Richard W. Ussery, James D. Yancey and Rebecca K. Yarbrough. Please see “Certain Relationships and Related Transactions” on page 44 which includes information with respect to immaterial relationships between TSYS and its independent directors. This information was considered by the Board in determining a director’s independence from TSYS under TSYS’ guidelines for independence and NYSE listing standards.

Attendance at Meetings

The Board of Directors held ten meetings in 2010. All directors attended at least 75% of Board and committee meetings held during their tenure during 2010. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 95%. Although TSYS has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend as there is a Board meeting immediately preceding the annual meeting. All but one of our directors attended the 2010 Annual Meeting of Shareholders.

Committees of the Board

TSYS’ Board of Directors has four principal standing committees — an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee and an Executive Committee. Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance”. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the current membership of the various committees.

Corporate Governance
Name	Audit	Compensation	and Nominating	Executive
James H. Blanchard				Chair
Richard Y. Bradley			Chair	✓
Kriss Cloninger III		✓		✓
Walter W. Driver, Jr.		✓
Gardiner W. Garrard, Jr.		✓		✓
Sidney E. Harris	✓
Mason H. Lampton		Chair		✓
W. Walter Miller, Jr.			✓
H. Lynn Page	Chair			✓
Philip W. Tomlinson				✓
John T. Turner	✓
M. Troy Woods				✓
James D. Yancey			✓	✓
Rebecca K. Yarbrough			✓
Number of Committee Meetings Held in 2010	8	9	7	3

Executive Committee.  During the intervals between meetings of TSYS’ Board of Directors, the Executive Committee possesses and may exercise any and all of the powers of the Board of Directors in the management and direction of the business and affairs of TSYS with respect to which specific direction has not been previously given by the Board of Directors unless Board action is required by TSYS’ governing documents, law or rule.

Audit Committee.  The Report of the Audit Committee is on page 20. The Board has determined that all members of the Committee are independent under the rules of the NYSE and the SEC, financially literate under the rules of the NYSE and that at least one member, H. Lynn Page, is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of the Audit Committee include:

•	Monitoring the integrity of TSYS’ financial statements, TSYS’ systems of internal controls and TSYS’ compliance with regulatory and legal requirements;

•	Monitoring the independence, qualifications and performance of TSYS’ independent auditor and internal auditing activities;

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors; and

•	Monitoring the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing TSYS.

Corporate Governance and Nominating Committee.  The primary functions of the Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees; and

•	Developing and recommending to the Board corporate governance guidelines.

Compensation Committee.  The Report of the Compensation Committee is on page 34. The primary functions of the Compensation Committee include:

•	Establishing the overall corporate philosophy for TSYS’ executive compensation and benefit plans and programs, including salary structure, short-term incentives and long-term incentives, and making recommendations regarding changes in compensation and benefit plans and programs consistent with TSYS’ business needs, its pay philosophy, market trends and legal and regulatory considerations;

•	Designing and overseeing all compensation and benefit plans and programs in which employees of TSYS are eligible to participate; and

•	Determining the compensation of the Chief Executive Officer and completing an annual performance evaluation of the Chief Executive Officer, including the review and approval of performance measures and objectives relevant to the Chief Executive Officer’s compensation.

The Compensation Committee’s charter reflects these responsibilities and, except to the extent prohibited by NYSE rules or other applicable law or regulation, allows the Committee to delegate any matters within its power and responsibility to individuals or subcommittees when it deems appropriate. Information regarding TSYS’ processes and procedures for the consideration and determination of executive compensation, including the roles of TSYS’ executive officers and independent compensation consultant in the Committee’s decision making process, can be found under “Compensation Discussion and Analysis” on page 22.

Compensation Committee Interlocks and Insider Participation.  Mr. Cloninger, Mr. Driver and Mr. Lampton served on the Compensation Committee during 2010. None of these individuals is or has been an officer or employee of TSYS. No member of the Compensation Committee serving during 2010 had any relationship requiring disclosure under “Related Party Transactions” on page 44. During 2010, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of TSYS served.

Director Qualifications and Nominating Process

The Corporate Governance and Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of diversity of background, perspective and experience required for the Board as a whole and contains at least the minimum number of independent directors required by NYSE listing standards. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of TSYS’ business and, in furtherance of this goal, proposing the addition of members or not renominating members for purposes of obtaining the appropriate members and skills.

Our Corporate Governance Guidelines contain Board membership criteria considered by the Committee in recommending nominees for a position on TSYS’ Board. The Committee believes that, at a minimum, a director candidate must possess the personal qualities of personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of TSYS, be free from conflicts of interest with TSYS, possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust, and be willing to make, and financially capable of making, the required investment in TSYS’ stock pursuant to our Director Stock Ownership Guidelines. In addition to possessing the foregoing personal qualities, the Committee believes that a director candidate should possess a sufficient mix of independence and experience qualities and thus considers the following criteria when reviewing a director candidate:

•	The extent of the director’s/potential director’s business, educational, governmental, non-profit or professional acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE (where independence is desired);

•	Whether the director/potential director has the financial acumen or other professional or business experience relevant to an understanding of TSYS’ business; and

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to TSYS’ current or future business, will add specific value as a Board member.

In addition, in accordance with our Corporate Governance Guidelines, no person 75 years or older is eligible for election as a member of the Board.

The Committee has two primary methods for identifying director candidates (other than those proposed by TSYS’ shareholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, TSYS executives and individuals personally known to the members of the Board. Second, the Committee may, from time to time, use its authority under its charter to retain at TSYS’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

In considering candidates for director nominee, the Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, background and experiences. Although the Committee does not have a separate policy with respect to the consideration of diversity in selecting director nominees, one of the criteria considered by the Committee in evaluating a director or a director candidate is whether the person assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience as set forth above. When the Committee meets to discuss director nominees, diversity forms part of its considerations. With respect to current directors, the Committee also considers past attendance at meetings and assesses participation in and contributions to the activities of the Board.

Director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

The Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as our bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee’s evaluation process does not vary based upon whether a candidate is recommended by a shareholder; provided, however, the procedural requirements set forth in our bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 47 must be met.

Executive Sessions of the Board of Directors

The non-management directors meet separately in executive session at least four times a year after each regularly scheduled meeting of the Board of Directors. Currently, all of our non-management directors are independent. In the event one or more of our non-management directors is not independent, the independent directors meet in executive session at least once a year. Richard Y. Bradley, the Lead Director, presides at the meetings of non-management and independent directors.

Communicating with the Board

The Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management directors as a group. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Total System Services, Inc., c/o General Counsel’s Office, One TSYS Way, Columbus, Georgia 31901 or by calling (888) 467-2881. These procedures are also available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance”. The process for handling shareholder and other communications to the Board has been approved by TSYS’ independent directors.

Additional Information about Corporate Governance

TSYS has adopted Corporate Governance Guidelines which govern the operation of the Board and its committees. The Corporate Governance Guidelines are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. The Code of Conduct requires honest and ethical conduct in the performance of duties and provides methods by which to report unethical conduct. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about TSYS, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access the Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management directors individually or as a group and procedures for reporting complaints and concerns about TSYS, including complaints concerning accounting, internal accounting controls and auditing matters in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance”.

Board Leadership Structure and Risk Oversight

Philip W. Tomlinson has served as Chairman of the Board and Chief Executive Officer of TSYS since 2006 and has served in various capacities with TSYS since its inception in 1982, including Chief Executive Officer and President. We believe that having one person serve as both Chairman of the Board and Chief Executive Officer is appropriate at the present time as it demonstrates to our employees, customers, investors and the industry that TSYS operates under strong, seasoned and singular leadership. We further believe that having Mr. Tomlinson serve in a combined Chairman and Chief Executive Officer role helps provide strong unified leadership for our management team and the Board of Directors. Accordingly, we believe that having one person serve as Chairman of the Board and Chief Executive Officer, coupled with an independent Lead Director, is best for TSYS and our shareholders at this time.

Under its charter, the Corporate Governance and Nominating Committee periodically reviews and recommends to the Board the leadership structure of the board including whether to separate or combine the Chief Executive Officer and Chairman positions as well as whether to have a Lead Director. Our bylaws and Corporate Governance Guidelines provide the Board with the flexibility to change the structure of the Chairman and Chief Executive Officer positions as and when appropriate. In addition, since 2003, our Corporate Governance Guidelines have required the election by the independent directors of an independent Lead Director to serve during any period when there is no independent Chairman of the Board in order to ensure that there is effective oversight by an independent board. Richard Y. Bradley currently serves as our Lead Director.

Under our Corporate Governance Guidelines, the Lead Director is responsible for: (a) providing leadership to ensure the Board works in an independent, cohesive fashion; (b) working with the Chairman of the Board, Board and Corporate Secretary to set the agenda for Board meetings; (c) ensuring Board leadership in times of crisis; (d) chairing Board meetings when the Chairman of the Board is not in attendance; (e) working with the Chairman of the Board to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis; and (f) developing the agenda for and chairing executive sessions of the independent directors and executive sessions of the non-management directors and acting as liaison between the independent directors and the Chairman of the Board on matters raised in these sessions. Our Corporate Governance Guidelines provide that non-management directors will meet in executive session at least four times a year and that in the event one or more of the non-management directors is not independent, our independent directors will meet in executive session at least once a year. As noted above, our Lead Director chairs these executive sessions which allow the Board to review key decisions and to discuss matters in a manner that is independent of the Chief Executive Officer, and where necessary, critical of the Chief Executive Officer and senior management.

Additionally, as discussed under “Committees of the Board” above, our Board has four standing committees — an Audit Committee, Corporate Governance and Nominating Committee, Compensation Committee and Executive Committee. In accordance with NYSE listing standards, the Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee are each comprised solely of independent directors and each has a separate chair. Our Executive Committee is comprised of a majority of independent directors. Each of these committees plays an important role in the governance and leadership of our Board and each is currently chaired by an independent director with significant public company director experience. We believe that TSYS’ current leadership structure best facilitates the Board’s oversight of risk by combining independent leadership, through the Lead Director, independent Audit, Compensation and Corporate Governance and Nominating Committees and a Board which is comprised of a substantial majority of independent directors, with an experienced Chairman and Chief Executive Officer who has intimate knowledge of our business, history, and the challenges that we face.

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing TSYS. The Board exercises its oversight responsibility for risk both directly and through the Audit, Compensation and Corporate Governance and Nominating Committees. Management of TSYS, which is responsible for day-to-day risk management, maintains an enterprise risk management process. The enterprise risk management process is designed to identify and assess TSYS’ risks, and to develop steps to mitigate and manage risks. On at least an annual basis, our Enterprise Risk Officer presents a report to the full Board and the Board discusses the most significant risks that TSYS is facing and the steps management has taken or will take to mitigate those risks. In addition, the full Board is kept informed of each committee’s risk oversight and related activities through regular reports from the committee chairs.

The Audit Committee has primary responsibility for overseeing TSYS’ enterprise risk management framework and programs. The Committee regularly discusses our major financial risk exposures, financial reporting, internal controls, key operational risks, market risks and compliance, and the enterprise risk management framework and programs. The Committee receives reports at least quarterly from TSYS’ Enterprise Risk Officer regarding TSYS’ assessment of risks.

The Compensation Committee oversees the risks associated with management resources, succession planning and management development and our compensation structure and programs, including evaluating and assessing risks arising from our compensation policies and practices for all employees.

The Corporate Governance and Nominating Committee oversees risks related to our overall corporate governance structure and processes, including board and committee composition, board size and structure, independence and risks arising from related party transactions.

DIRECTOR COMPENSATION

Director Compensation Program

The Corporate Governance and Nominating Committee is responsible for the oversight and administration of the director compensation program. TSYS does not pay management directors for Board service in addition to their regular employee compensation. As part of its review of director compensation, the Committee periodically engages an outside consultant to report on director compensation practices and levels, the most recent of which was the engagement by the Committee of Mercer (U.S.) Inc. in September 2010. Mercer evaluated TSYS’ director compensation program relative to the peer group of companies used by TSYS in 2010 for executive compensation comparison purposes. Mercer recommended increases in both the cash and equity components of the director compensation program. The Committee considered these recommendations and recommended to the Board that for 2011 it approve the compensation program for directors described in “2011 Non-Employee Director Compensation Changes” below. The compensation program for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of TSYS’ size; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

Cash Compensation of Directors.  As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table below, for the fiscal year ended December 31, 2010, non-employee directors received an annual cash retainer of $40,000, with Compensation Committee and Executive Committee members receiving an additional cash retainer of $10,000, Corporate Governance and Nominating Committee members receiving an additional cash retainer of $7,500 and Audit Committee members receiving an additional cash retainer of $15,000. In addition, the Chairperson of the Corporate Governance and Nominating Committee received a $7,500 cash retainer, the Chairperson of the Compensation Committee received a $10,000 cash retainer, the Chairperson of the Audit Committee received a $15,000 cash retainer, the Chairperson of the Executive Committee received a $15,000 cash retainer and the Lead Director received a $5,000 cash retainer.

By paying non-employee directors annual retainers for Board and Committee service, each director is compensated for his or her role and judgment as an advisor to TSYS, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on that committee. The Corporate Governance and Nominating Committee believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on special committees of the TSYS Board.

Deferral Program.  Non-employee directors may elect to defer all or a portion of their cash compensation under the Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts are deposited into one or more investment funds at the election of the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. No director deferred any cash compensation under this plan during 2010.

Equity Compensation of Directors.  During 2010, non-employee directors also received an annual award of 500 shares of restricted TSYS stock, 100% of which vests after three years. The Board granted these restricted stock awards to directors on February 1, 2010. These restricted stock awards are designed to create equity ownership and to focus directors on the long-term performance of TSYS.

The Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which directors can purchase, with the assistance of contributions from TSYS, presently issued and outstanding shares of TSYS stock. Under the terms of the Director Stock Purchase Plan, directors can elect to contribute up to $5,000 per calendar quarter to make purchases of TSYS stock, and TSYS contributes an additional amount equal to 15% of the directors’ cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of

TSYS stock purchased for their benefit under the Plan. TSYS’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table below. TSYS’ contributions under the Director Stock Purchase Plan further provide directors the opportunity to buy and maintain an equity interest in TSYS and to share in the capital appreciation of TSYS.

Stock Ownership Guidelines.  The restricted stock awards to non-employee directors and TSYS’ contributions under the Director Stock Purchase Plan also assist and facilitate directors’ fulfillment of their stock ownership requirements. TSYS’ Corporate Governance Guidelines require all directors to accumulate over time shares of TSYS stock equal in value to at least three times the value of their annual retainer for Board service. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of TSYS’ directors to that of TSYS’ shareholders and the long-term performance of TSYS. As of December 31, 2010, each director had satisfied these ownership guidelines.

Meeting Expenses.  TSYS reimburses Board members for expenses incurred in attending Board and committee meetings and for attending director continuing educational programs in their capacities as directors. Such expenses include food, lodging and transportation.

The following table summarizes the compensation paid to non-employee directors for the year ended December 31, 2010.

DIRECTOR COMPENSATION TABLE

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)

Richard E. Anthony	$40,000	$7,270	$3,000	$50,270
James H. Blanchard	65,000	7,270	—	72,270
Richard Y. Bradley	70,000	7,270	—	77,270
Kriss Cloninger III	60,000	7,270	3,000	70,270
Walter W. Driver, Jr.	50,000	7,270	—	57,270
Gardiner W. Garrard, Jr.	50,000	7,270	—	57,270
Sidney E. Harris	55,000	7,270	—	62,270
Mason H. Lampton	70,000	7,270	—	77,270
W. Walter Miller, Jr.	47,500	7,270	—	54,770
H. Lynn Page	80,000	7,270	—	87,270
John T. Turner	55,000	7,270	—	62,270
Richard W. Ussery	40,000	7,270	—	47,270
James D. Yancey	57,500	7,270	—	64,770
Rebecca K. Yarbrough	47,500	7,270	—	54,770

(1)	This column represents the aggregate grant date fair value of the 500 shares of restricted stock awarded to directors in 2010 calculated in accordance with FASB ASC Topic 718. The fair values of the awards granted on February 1, 2010 were calculated using the closing stock price on February 1, 2010 of $14.54. For a discussion of the assumptions used in calculating the values of the restricted stock awards reported in this column, see Note 16 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2010. At December 31, 2010, each director held 1,500 shares of restricted TSYS stock. Dividends are paid on the shares of restricted stock.

(2)	Includes $3,000 in contributions made by TSYS under TSYS’ Director Stock Purchase Plan for Messrs. Anthony and Cloninger. As described more fully above, directors can elect to contribute up to $5,000 per calendar quarter to make purchases of TSYS stock, and TSYS contributes an additional amount equal to 15% of the directors’ cash contributions under the plan.

2011 Non-Employee Director Compensation Changes.  No changes were made to the cash component of TSYS’ director compensation program for 2011. Beginning in January 2011, the equity component of the director compensation program was modified to provide for an annual equity award with a fixed value of $20,000 with 50% awarded in the form of fully vested stock options and 50% in the form of fully vested shares.

PROPOSAL 1: ELECTION OF DIRECTORS

General Information

At the date of this Proxy Statement, the Board of Directors consists of 16 members. Our directors determine the size of the Board and for purposes of the Annual Meeting, the number is fixed at 15. At the 2009 Annual Meeting the shareholders approved an amendment to TSYS’ Articles of Incorporation to phase out the three-year staggered terms of our directors and to provide instead for the annual election of all directors. Prior to the amendment, directors were elected to staggered three-year terms with approximately one-third of the directors standing for election each year. The amended Articles of Incorporation now provide that directors will be elected to one-year terms of office as the three-year terms expire at the 2010, 2011 and 2012 Annual Meetings. Accordingly, nominees elected for the directorships at the 2011 Annual Meeting will have terms expiring at the 2012 Annual Meeting.

In October 2008, the Board of Directors amended our bylaws to adopt a majority vote standard for uncontested director elections. Under this standard, a nominee for director will be elected to the Board if the votes cast for the nominee exceed the votes cast against the nominee. However, directors will be elected by a plurality of the votes cast in a contested election.

All director nominees identified below are currently serving on the Board. If shareholders do not elect a nominee who is serving as a director, Georgia law provides that the director would continue to serve on the Board as a “hold over director.” Under our Corporate Governance Guidelines, an incumbent director that is not elected is expected to tender, promptly following certification of the voting results, his or her resignation from the Board, which resignation may be conditioned on Board acceptance of the resignation. In addition, our Corporate Governance Guidelines provide that the Board will nominate for election and appoint to Board vacancies only those candidates who have agreed to tender, promptly following the failure to receive the required vote for election to the Board, an irrevocable resignation that will be effective upon Board acceptance of the resignation.

The Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation within 90 days from the certification of the voting results and promptly publicly disclose its decision. A director who tenders his or her resignation will not participate in the Committee’s recommendation or the Board action regarding whether to accept or reject the tendered resignation.

Nominees

The following nominees have been selected by the Corporate Governance and Nominating Committee and approved by the Board for submission to the shareholders: Kriss Cloninger III, Sidney E. Harris, Mason H. Lampton, H. Lynn Page, Philip W. Tomlinson, John T. Turner, Richard W. Ussery, M. Troy Woods, James D. Yancey and Rebecca K. Yarbrough, each to serve a one-year term expiring at the 2012 Annual Meeting.

The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

Members of the Board of Directors

The ten nominees for director were selected by the Corporate Governance and Nominating Committee based upon a review of the nominees and consideration of the director qualifications described under “Corporate Governance and Board Matters — Director Qualifications and Nominating Process” on page 7. The continuing directors were reviewed by the Committee in the same manner. The Committee evaluates each individual in the context of the Board as a whole with the objective of recommending a group of directors that can best perpetuate the success of TSYS’ business and represent the interests of shareholders.

The Committee determined that each director nominee and continuing director possesses the personal qualities of personal and professional integrity, sound judgment and forthrightness; has sufficient time to dedicate to the affairs of TSYS; is free from conflicts of interest with TSYS; is able to work in a collegial manner; and has satisfied the requirements of the Director Stock Ownership Guidelines. In addition, 13 of the 15 director nominees and continuing directors are independent as defined by NYSE listing standards and meet the guidelines for independence set by the Board. Mr. Anthony is not standing for reelection at the 2011 Annual Meeting.

The Committee also assessed the experience qualifications of each director nominee and continuing director. To follow is certain information with respect to each director nominee and other directors serving unexpired terms, including information with respect to the specific experience, qualifications or skills that led the Board to conclude, upon the Committee’s recommendation, that the person should serve as a director. Directors who are nominees for election at the 2011 Annual Meeting are listed first.

Kriss Cloninger III —	Nominee — President and Chief Financial Officer, Aflac Incorporated — Director since 2004

Mr. Cloninger, 63 years of age, has served in various capacities with Aflac Incorporated, an insurance holding company, since joining Aflac in 1992, including President and Chief Financial Officer, a title he has held since 2001. Mr. Cloninger also serves as a director of Aflac. Mr. Cloninger also serves as a director of Tupperware Brands Corporation and chairs its Audit Committee. Mr. Cloninger’s business experience includes serving as a principal with KPMG LLP. Mr. Cloninger is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Mr. Cloninger is a graduate of the University of Texas at Austin and he earned a Masters degree in business administration from the University of Texas at Austin. Mr. Cloninger’s experience as a principal financial officer of a public company with a strong international business provides an important perspective to the TSYS Board as TSYS expands internationally. Mr. Cloninger’s term of office expires at the 2011 Annual Meeting.

Sidney E. Harris — Nominee — Professor, Georgia State University — Director since 1999

Mr. Harris, 61 years of age, has served as a professor at Georgia State University since July 1997. From 1997 until 2004, Mr. Harris served as Dean of the J. Mack Robinson College of Business at Georgia State University. In 1987, Mr. Harris joined the faculty of the Peter F. Drucker Graduate School of Management at the Claremont Graduate School and served as Dean of Drucker from 1991 until 1996. His research has focused on strategy implementation, general management and the strategic use of information in the strategy, structure and culture of high performance organizations. He has lectured internationally at several universities, and served as a member of the board of the Society of International Business Fellows. Mr. Harris serves as a director of the RidgeWorth Funds and the GenSpring Growth Capital Portfolios, and has served as a director of The ServiceMaster Company and Transamerica Investors, Inc. Mr. Harris is a graduate of Morehouse College and he earned a PhD in operations research at Cornell University. Mr. Harris’ knowledge of best practices in executive management, familiarity with international business practices and expertise in corporate strategy implementation and risk management help the TSYS Board address challenges that TSYS encounters as it expands internationally and manages enterprise risk. Mr. Harris’ term of office expires at the 2011 Annual Meeting.

Mason H. Lampton —	Nominee — Chairman of the Board, Standard Concrete Products — Director since 1986

Mr. Lampton, 63 years of age, was named Chairman of the Board of Standard Concrete Products, a construction materials company, in June 2004. He has owned and led Standard Concrete Products since 1996. Prior to 1996, Mr. Lampton was president and owner of The Hardaway Company, a construction company. Mr. Lampton also serves as a director of Synovus Financial Corp. His prior business experience also includes serving as a director and as a member of the Audit Committee of another public company, Citizens Fidelity Corporation. He has served as a member of the TSYS and Synovus Audit Committees, Executive Committees and Compensation Committees. Mr. Lampton is a graduate of Vanderbilt University. Mr. Lampton’s skills in risk management, directing corporate strategy and public company board expertise provide the TSYS Board with valuable insights as the Board oversees TSYS’ strategic development. Mr. Lampton’s term of office expires at the 2011 Annual Meeting.

H. Lynn Page —	Nominee — Vice Chairman of the Board, Retired, Synovus Financial Corp. — Director since 1982

Mr. Page, 70 years of age, was elected Vice Chairman of Synovus Financial Corp., a financial services company (“Synovus”), in 1990 and retired from that position in 1991. Prior to 1991, Mr. Page served for over 26 years in various capacities with Synovus or its subsidiary, Columbus Bank and Trust Company, or with TSYS, including President of Synovus and Vice Chairman of TSYS. (During 2010, the multiple banking subsidiaries of Synovus were merged into Columbus Bank and Trust Company and its name was changed to Synovus Bank. Columbus Bank and Trust now operates as a division of Synovus Bank.) During Mr. Page’s service as an executive officer of Synovus, he served as the chief financial officer of Synovus, or the chief financial officer of Synovus reported directly to him. Mr. Page also serves as a director of Synovus. He is a graduate of the Georgia Institute of Technology. Mr. Page brings to the TSYS Board financial expertise, executive management experience in overseeing the financial reporting of a public company, risk management skills and years of business experience with TSYS and in the financial services industry, enabling him to provide valuable leadership to the TSYS Board’s oversight of financial reporting and enterprise risk management. Mr. Page and W. Walter Miller, Jr. are first cousins. Mr. Page’s term of office expires at the 2011 Annual Meeting.

Philip W. Tomlinson —	Nominee — Chairman of the Board and Chief Executive Officer, Total System Services, Inc. — Director since 1982

Mr. Tomlinson, 64 years of age, was elected Chairman of the Board and Chief Executive Officer of TSYS in January 2006. From 1982 until 2006, Mr. Tomlinson served in various capacities with TSYS, including Chief Executive Officer and President. Since TSYS’ incorporation in December 1982, Mr. Tomlinson has played a key role in almost every major relationship that has shaped TSYS’ development. Mr. Tomlinson is a director of Synovus, a member of the Financial Services Roundtable and a graduate of Louisiana State University’s School of Banking of the South. Mr. Tomlinson is also a member of the Georgia Institute of Technology Advisory Board and the Columbus State University Board of Trustees. Mr. Tomlinson’s leadership skills, his relationship-building and risk management skills, his extensive knowledge of and years of experience with TSYS and his knowledge and understanding of the payment services and financial services industries provide invaluable resources to TSYS’ Board. Mr. Tomlinson’s term of office expires at the 2011 Annual Meeting.

John T. Turner — Nominee — Private Investor — Director since 2003

Mr. Turner, 54 years of age, is a private investor and a director of the W.C. Bradley Co., a privately held consumer products goods company. Mr. Turner served for 20 years in various capacities with the W.C. Bradley Co. and/or its subsidiaries, including President of Bradley Specialty Retailing, Inc. Mr. Turner has for many years been actively involved in initiatives encompassing a variety of entrepreneurial, social and environmental interests. Mr. Turner is a graduate of Vanderbilt University. Mr. Turner’s experience in business management, corporate strategy development, including international business, and risk assessment provide the TSYS Board with a valuable perspective on matters relating to TSYS’ strategic growth and enterprise risk management. Mr. Turner and Mr. Miller’s spouse are first cousins. Mr. Turner’s term of office expires at the 2011 Annual Meeting.

Richard W. Ussery —	Nominee — Chairman of the Board and Chief Executive Officer, Retired, Total System Services, Inc. — Director since 1982

Mr. Ussery, 63 years of age, retired as an executive employee of TSYS in June 2005 and served as a non-executive Chairman of the Board until January 2006. Prior to 2005, Mr. Ussery served for over 40 years in various capacities with TSYS or Synovus’ subsidiary, Columbus Bank and Trust Company, including Chairman of the Board and Chief Executive Officer of TSYS. His business experience includes serving as a director of the Georgia Power Company, an electric utility subsidiary company of Southern Company. Mr. Ussery is a graduate of Auburn University, with a degree in business. Mr. Ussery’s leadership skills, extensive knowledge of and experience in the payment services and financial services industries and understanding of TSYS’ business and historical development give him unique insights into our company’s challenges, opportunities and business. Mr. Ussery’s term of office expires at the 2011 Annual Meeting.

M. Troy Woods —	Nominee — President and Chief Operating Officer, Total System Services, Inc. — Director since 2003

Mr. Woods, 59 years of age, was elected President and Chief Operating Officer of TSYS in December 2003. From 1987 until 2003, Mr. Woods served in various capacities with TSYS, including Executive Vice President. Mr. Woods is a graduate of Columbus State University, the University of Virginia’s Graduate School of Retail Bank Management and Louisiana State University’s School of Banking of the South. Mr. Woods is also a member of the Columbus State University Board of Trustees. Mr. Woods’ business experience includes service in the financial services industry in a variety of capacities, including as a senior vice president of consumer lending. Mr. Woods has been involved in directing TSYS’ international expansion, strategic planning activities, negotiations with major clients and the continual improvement of TS2, TSYS’ core payments engine. Mr. Woods’ extensive knowledge of TSYS’ business, operations and employees, risk management and negotiating skills, as well as his extensive experience in the payment services and financial services industries provide invaluable resources to TSYS’ Board. Mr. Woods’ term of office expires at the 2011 Annual Meeting.

James D. Yancey —	Nominee — Chairman of the Board, Columbus Bank and Trust; Chairman of the Board, Retired, Synovus Financial Corp. — Director since 1982

Mr. Yancey, 69 years of age, retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey also served as a non-executive Chairman of the Board of Synovus from June 2010 until October 2010. Mr. Yancey was elected as an executive officer Chairman of the Board of Synovus in October 2003. Prior to 2003, Mr. Yancey served for over 45 years in various capacities with Synovus and/or its subsidiary, Columbus Bank and Trust Company, including Vice Chairman of the Board and President of both Synovus and Columbus Bank and Trust Company. Mr. Yancey also serves as a director of Synovus. His business experience includes service as a member of the Financial Services Roundtable, the Board of Regents of the University System of Georgia and as a director of the Georgia Chamber of Commerce. Mr. Yancey is a graduate of Columbus State University. Mr. Yancey provides a valuable perspective to the TSYS Board based on his experience in overseeing the management of a bank engaged in the credit card business, as a large portion of TSYS’ customer base is comprised of credit card issuing banks. Mr. Yancey’s term of office expires at the 2011 Annual Meeting.

Rebecca K. Yarbrough — Nominee — Private Investor — Director since 1999

Mrs. Yarbrough, 73 years of age, is a private investor who has had an interest in TSYS that developed over a period of many years. From 1995 until 1999, Mrs. Yarbrough served on the board of directors of Universal Bank, N.A., the former credit card bank that was formed in 1990 in connection with the former AT&T Universal Card credit card, for which TSYS served as the exclusive provider of processing services for a number of years. Mrs. Yarbrough has held leadership positions with several community organizations over a number of years. Mrs. Yarbrough is a graduate of Huntingdon College, with a degree in business administration. Mrs. Yarbrough’s leadership experience in non-profit organizations, experience as a director of Universal Bank, and her understanding of TSYS’ business as a long-time investor of TSYS since the time of its initial public offering in 1983 provides the TSYS Board with a valuable unique viewpoint that contributes to the Board’s effectiveness. Mrs. Yarbrough’s term of office expires at the 2011 Annual Meeting.

James H. Blanchard —	Continuing Director — Chairman of the Board and Chief Executive Officer, Retired, Synovus Financial Corp. — Director since 1982

Mr. Blanchard, 69 years of age, was elected Chairman of the Board of Synovus in July 2005 and retired from that position in October 2006. Prior to 2005, Mr. Blanchard served for over 34 years in various capacities with Synovus or its subsidiary, Columbus Bank and Trust Company, including Chief Executive Officer of both Synovus and Columbus Bank and Trust Company. Mr. Blanchard continues to serve as a director of Synovus. Mr. Blanchard was elected Chairman of the Executive Committee of TSYS in February 1992. Although he continues to serve in this capacity, he retired as an executive officer of TSYS in conjunction with his retirement as an executive officer of Synovus in October 2006. Mr. Blanchard also serves as a director of AT&T Corporation and has served as a director of BellSouth Corporation. Mr. Blanchard’s business experience includes service on the boards of the Financial Services Roundtable, BITS (formerly, Bankers Information Technology Secretariat), the American Bankers Association, the Georgia Chamber of Commerce and the Georgia Research Alliance, and membership with The University of Georgia Dean’s Advisory Board for the Terry College of Business. Mr. Blanchard is a graduate of the University of Georgia, and he earned a law degree from the University of Georgia School of Law.

Mr. Blanchard’s leadership and consensus-building skills, experience as the principal executive officer of a public company in the financial services industry, experience in the payment services industry and understanding of TSYS’ business and historical development give TSYS’ Board valuable insights related to matters of strategic importance. Mr. Blanchard’s term of office expires at the 2012 Annual Meeting.

Richard Y. Bradley — Continuing Director — Partner, Bradley & Hatcher — Director since 1991

Mr. Bradley, 72 years of age, is a lawyer with the law firm of Bradley & Hatcher. His professional career includes the practice of law for 44 years, most recently as a partner with the Bradley & Hatcher firm from July 1995 to the present. Mr. Bradley also serves as a director of Synovus. He has significant experience in corporate governance matters, having chaired the Corporate Governance and Nominating Committees of the TSYS and Synovus boards since 2000 and has Board leadership experience having served as TSYS’ Lead Director since 2008. Mr. Bradley’s business and professional experience includes serving as President of Bickerstaff Clay Products Company, Inc., a structural clay products manufacturing company, President of the Georgia State Bar from 1983 — 1984 and Chairman of Georgia’s Institute of Continuing Legal Education from 1984 — 1985. Mr. Bradley is a fellow of the American College of Trial Lawyers. Mr. Bradley is a graduate of the University of Georgia School of Business, and he earned a law degree from the University of Georgia School of Law. Mr. Bradley’s legal training and experience, his experience in corporate governance-related matters and his leadership and consensus-building skills are of great value in his leadership role on TSYS’ Board. Mr. Bradley’s term of office expires at the 2012 Annual Meeting.

Walter W. Driver, Jr. —	Continuing Director — Chairman — Southeast, Goldman, Sachs & Co. — Director since 2002

Mr. Driver, 65 years of age, has served as Chairman-Southeast of Goldman, Sachs & Co., an investment banking and securities firm, since January 2006. Mr. Driver practiced law with the law firm of King & Spalding from 1970 until 2006, and served as Managing Partner or Chairman of the firm from 1999 until 2006. Mr. Driver’s law practice focused on many aspects of representation of financial institutions, including financing transactions. Mr. Driver also serves as a director of Equifax Inc. Mr. Driver is a graduate of Stanford University and he earned a law degree from the University of Texas School of Law. Mr. Driver’s legal training and experience, his negotiating skills, risk assessment skills and understanding of complex financial transactions benefit the TSYS Board in its discussion of matters of strategic importance. Mr. Driver’s term of office expires at the 2012 Annual Meeting.

Gardiner W. Garrard, Jr. —	Continuing Director — Chairman of the Board, The Jordan Company — Director since 1982

Mr. Garrard, 70 years of age, was named Chairman of the Board of The Jordan Company, a real estate development and private equity investments company, in 2009. He served as President of The Jordan Company from 1975 until his election as Chairman of the Board. Mr. Garrard also serves as a director of Synovus. Mr. Garrard has served as a member of the TSYS and Synovus Audit Committees, Compensation Committees and Executive Committees. Mr. Garrard is a graduate of the University of North Carolina and he earned a law degree from the University of Georgia School of Law. Mr. Garrard’s executive management experience, leadership skills, public company board expertise and legal training provide the TSYS Board with leadership and consensus building skills on matters of strategic importance. Mr. Garrard’s term of office expires at the 2012 Annual Meeting.

W. Walter Miller, Jr. —	Continuing Director — Group Executive, Retired, Total System Services, Inc. — Director since 1993

Mr. Miller, 62 years of age, retired from TSYS as a Group Executive in 2001 after over 27 years of employment with TSYS and Synovus. Mr. Miller was responsible for TSYS’ card production area and statement production areas at the time of his retirement from TSYS. Prior to that, Mr. Miller was responsible for supervision of TSYS’ subsidiary companies, and prior to that, he was responsible for TSYS’ human resources division. Mr. Miller’s employment with Synovus included serving as head of the bankcard division of Columbus Bank and Trust Company. Mr. Miller’s extensive knowledge of TSYS’ business and operations and experience in the payment services and financial services industries gives TSYS’ Board the perspective of someone who has managed a number of key areas of TSYS’ business operations. Mr. Miller and H. Lynn Page are first cousins and Mr. Miller’s spouse and John T. Turner are first cousins. Mr. Miller’s term of office expires at the 2012 Annual Meeting.

PROPOSAL 2: RATIFICATION OF
APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of TSYS and its subsidiaries for the fiscal year ending December 31, 2011 and TSYS’ internal control over financial reporting as of December 31, 2011. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of TSYS’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for TSYS.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position with TSYS of each executive officer of TSYS.

Name	Age	Position with TSYS

Philip W. Tomlinson(1)	64	Chairman of the Board and Chief Executive Officer
M. Troy Woods(1)	59	President and Chief Operating Officer
James B. Lipham(2)	62	Senior Executive Vice President and Chief Financial Officer
William A. Pruett(3)	57	Senior Executive Vice President and Chief Client Officer; President, TSYS North America
Kenneth L. Tye(4)	58	Senior Executive Vice President and Chief Information Officer
G. Sanders Griffith, III(5)	57	Senior Executive Vice President, General Counsel and Secretary

(1)	As Messrs. Tomlinson and Woods are directors of TSYS, relevant information pertaining to their positions with TSYS is set forth under the caption “Members of the Board of Directors” on page 13.

(2)	James B. Lipham was elected as Senior Executive Vice President and Chief Financial Officer of TSYS in April 2004. From 1995 until 2004, Mr. Lipham served as Executive Vice President and Chief Financial Officer of TSYS. From 1987 until 1995, Mr. Lipham served in various financial capacities with TSYS, including Senior Vice President and Treasurer.

(3)	William A. Pruett was elected as Senior Executive Vice President and Chief Client Officer of TSYS in April 2004 and President, TSYS North America in November 2010. From 1993 until 2004, Mr. Pruett served as Executive Vice President of TSYS. From 1982 until 1993, Mr. Pruett served in various capacities with TSYS, including Senior Vice President.

(4)	Kenneth L. Tye was elected as Senior Executive Vice President and Chief Information Officer of TSYS in April 2004. From 1999 until 2004, Mr. Tye served as Executive Vice President and Chief Information Officer of TSYS. From 1982 until 1999, Mr. Tye served in various capacities with TSYS, including Senior Vice President.

(5)	G. Sanders Griffith, III was elected as Senior Executive Vice President of TSYS in January 2008, Secretary of TSYS in 1995 and General Counsel of TSYS in 1988. From 1988 until 2008, Mr. Griffith served in various capacities with Synovus, including Senior Executive Vice President, General Counsel and Secretary.

STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of TSYS stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2010.

	Shares of TSYS	Shares of TSYS	Shares of TSYS
	Stock	Stock	Stock		Percentage of
	Beneficially	Beneficially	Beneficially	Total	Outstanding
	Owned with	Owned with	Owned with	Shares of	Shares of
	Sole Voting	Shared Voting	Sole Voting and	TSYS Stock	TSYS Stock
	and Investment	and Investment	No Investment	Beneficially	Beneficially
	Power as of	Power as of	Power as of	Owned as of	Owned as of
Name	12/31/10	12/31/10	12/31/10	12/31/10(1)	12/31/10

Richard E. Anthony	232,206	34,082	1,500	267,788	*
James H. Blanchard	55,487	1,026,112	1,500	1,083,099	*
Richard Y. Bradley	42,303	76,259	1,500	120,062	*
Kriss Cloninger III	10,251	—	1,500	11,751	*
Walter W. Driver, Jr.	9,184	—	1,500	10,684	*
Gardiner W. Garrard, Jr.	84,929	236,794	1,500	323,223	*
Sidney E. Harris	9,701	—	1,500	11,201	*
Mason H. Lampton	7,696	31,966	1,500	41,162	*
James B. Lipham	135,811	600	22,534	741,825	*
W. Walter Miller, Jr.	85,231	260,909	1,500	353,798	*
H. Lynn Page	433,107	120,869	1,500	555,476	*
William A. Pruett	199,116	—	22,922	838,036	*
Philip W. Tomlinson	461,709	300,800	60,213	1,925,249	*
John T. Turner	109,844	1,699,141	1,500	1,810,485	*
Kenneth L. Tye	114,215	850	22,831	739,423	*
Richard W. Ussery	448,399	175,000	1,500	1,307,176	*
M. Troy Woods	177,750	2,279	58,616	1,019,521	*
James D. Yancey	470,908	254,103	1,500	726,511	*
Rebecca K. Yarbrough	182,589	311,464 (2)	1,500	495,553	*
Directors and Executive Officers as a Group (20 persons)	3,419,256	4,532,911	269,511	12,701,159	6.4

*	Less than one percent of the outstanding shares of TSYS stock.

(1)	The totals shown in the table above for each of the directors and executive officers of TSYS listed above include, as of December 31, 2010, for each of the directors and executive officers of TSYS listed below the following shares: (a) under the heading “Stock Options” the number of shares of TSYS stock that each individual had the right to acquire within 60 days through the exercise of stock options, and (b) under the heading “Pledged Shares” the number of shares of TSYS stock that were pledged, including shares held in a margin account.

Name	Stock Options	Pledged Shares

Richard E. Anthony	—	28,952
James H. Blanchard	—	111,395
Gardiner W. Garrard, Jr.	—	73,653
James B. Lipham	582,880	—
W. Walter Miller, Jr.	6,158	—
William A. Pruett	615,998	16,992
Philip W. Tomlinson	1,102,527	—
Kenneth L. Tye	601,527	—
Richard W. Ussery	682,277	—
M. Troy Woods	780,876	20,022
James D. Yancey	—	10,251
Directors and Executive Officers as a Group (20 persons)	4,479,481	270,965

(2)	Includes 72,000 shares of TSYS stock held in a trust for which Mrs. Yarbrough is not the trustee. Mrs. Yarbrough disclaims beneficial ownership of these shares.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the rules of the SEC. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page 6 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of TSYS’ financial statements and systems of internal controls. Management is responsible for TSYS’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of TSYS’ consolidated financial statements. KPMG LLP, TSYS’ independent auditor, is responsible for performing an independent audit of TSYS’ consolidated financial statements and of the effectiveness of TSYS’ internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of TSYS’ internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee TSYS’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP TSYS’ audited financial statements as of and for the year ended December 31, 2010;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

•	Received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

The Audit Committee
H. Lynn Page, Chairman
Sidney E. Harris
John T. Turner

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of TSYS’ annual financial statements for the years ended December 31, 2010 and December 31, 2009 and fees billed for other services rendered by KPMG during those periods.

	2010	2009

Audit Fees(1)	$2,050,000	$1,822,000
Audit Related Fees(2)	1,924,000	1,849,000
Tax Fees	-0-	345,000	(3)
All Other Fees	-0-	-0-

Total	$3,974,000	$4,016,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of TSYS’ financial statements and internal control over financial reporting, reviews of quarterly financial information and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of certain agreed upon procedures engagements, employee benefit plan audits and assurance related services associated with data center reviews.

(3)	Tax fees consisted of fees for tax compliance/preparation and tax consultation services.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of TSYS’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. TSYS’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview and analysis of TSYS’ executive compensation program, the material compensation decisions made under the compensation program, and the material factors considered in making those decisions. Following this CD&A, there is a series of tables that provide detailed information about the compensation earned by or paid to the following named executive officers:

•	Philip W. Tomlinson, Chairman of the Board and Chief Executive Officer;

•	James B. Lipham, Senior Executive Vice President and Chief Financial Officer;

•	M. Troy Woods, President and Chief Operating Officer;

•	William A. Pruett, Senior Executive Vice President and Chief Client Officer; President, TSYS North America; and

•	Kenneth L. Tye, Senior Executive Vice President and Chief Information Officer.

Executive Summary

TSYS’ vision is to be the leading global payment solutions provider. TSYS has a strategic plan to achieve this vision, and during 2010 the Compensation Committee continued to focus on ensuring that payments and payment opportunities under our executive compensation program are directly linked to the successful implementation of our strategic plan. The Committee believes that the executive compensation program appropriately awards executives for the progress made in achieving our strategic plan during 2010.

Compensation Committee Actions in 2010.  The year 2010 was expected to be difficult for the economy and our business, and the Committee structured our executive compensation program to reflect these expectations. As a result, the Committee took the following actions:

Freeze in Base Pay.  No named executive officer received an increase in base pay during 2010. In fact, base pay remained at 2008 levels because base pay was not increased in 2009.

Annual Incentive Program (“AIP”) and Long Term Incentive Program (“LTIP”) Design Changes.  The Committee carefully links compensation under the AIP and the LTIP with successful performance. For example, management voluntarily reduced payouts under the 2008 AIP, there was no payout under the 2009 AIP, and for 2010 AIP payouts were less than target. In addition, the performance shares granted to executives under the LTIP for the 2009-2011 performance period were forfeited because the performance metric for 2009 was not met. For 2010, the Committee changed the performance metrics for the AIP and the LTIP. Previously, the AIP used the performance metric of earnings per share (“EPS”) and the LTIP used the performance metrics of EPS and three-year total shareholder return (“TSR”). Based in part on an analysis performed by the Committee’s independent executive compensation consultant, the Committee determined that revenues before reimbursable items and income from continuing operations would be more appropriate performance metrics as is more fully described later in this CD&A. The Committee recognized that TSYS operates very efficiently but needs more revenue scale in order to drive increased shareholder value. The Committee ensured that the new metrics achieved the desired results by including antidilutive provisions in both the AIP and the LTIP that provide that the portion of the payout percentage based on growth in revenues before reimbursable items cannot exceed the payout percentage based on income from continuing operations. Additionally, as an incentive to reinforce TSYS’ strategic growth initiatives with acceptable dilution, the Committee granted performance-based stock options in 2010.

Success Bonus.  In early 2011 the Committee awarded a discretionary bonus of $700,000 in the aggregate to certain senior officers, including the named executive officers, for the successful acquisition and integration of the TSYS Merchant Solutions business. The acquisition is a major milestone in the implementation of our strategic plan. The acquisition required considerable effort and attention by the named executive officers, and the Committee recognized this success.

Best Practices.  Our executive compensation program is detailed over the next several pages. We believe that the following compensation decisions and practices demonstrate a well conceived corporate governance framework over our executive compensation program that adheres to best practices:

•	Stock Ownership Guidelines: We have executive stock ownership guidelines that require our executives to hold a significant amount of TSYS stock. Each of our executive officers exceeds these guidelines by more than 50%.

•	Clawback Policy: Our Clawback Policy permits TSYS to recover incentive compensation paid or awarded to executive officers in certain circumstances.

•	No Hedging Policy: Our Hedging Policy prohibits our executive officers and directors from engaging in hedging transactions designed to off-set decreases in the market value of TSYS stock.

•	No Employment Agreements: None of our executive officers has an employment agreement.

•	Double-Trigger Change of Control Provisions: Our change of control agreements and equity award agreements require actual or constructive termination of employment in addition to a change of control of TSYS before change in control benefits are triggered.

•	Emphasis on Variable Compensation: For 2010, a significant portion of the compensation awarded to our executive officers was in the form of variable compensation that is tied to the achievement of performance goals or stock price appreciation.

•	Independent Executive Compensation Consultant: The Committee selects and directly engages the executive compensation consultant. The Committee must pre-approve the engagement by management of the executive compensation consultant retained by the Committee to perform additional services for TSYS, with a de minimus exception.

Additional information with respect to the items listed above can be found in the following pages of this CD&A.

Pay for Performance.  Pay for performance is an important component of our compensation philosophy. The graphs below show the balance of the elements that comprised target total direct compensation approved by the Committee for each named executive officer for 2010, including the percentage of variable compensation. For purposes of the graphs below, variable compensation is comprised of AIP bonuses, stock options and performance shares. The percentage of variable compensation listed below each chart is calculated by dividing (i) the value of variable compensation at target by (ii) the amount of target total direct compensation, which includes variable compensation plus 2010 base salary. The mix of actual pay delivered to executives may vary significantly from the charts based on the level of achievement of AIP and LTIP awards, and awards not originally included in target total direct compensation such as the 2010 special performance-based stock option award and the success bonus paid in connection with the acquisition of TSYS Merchant Solutions.

2010 Target Total Direct Compensation

Executive Compensation Program

Compensation Philosophy and Objectives.  TSYS’ competitive, performance-oriented executive compensation program supports our strategic goals. TSYS’ executive compensation program is designed to attract, motivate and retain a talented, dynamic executive team with the skills and vision required for us to become the leading global payment solutions provider. Our executive compensation program is performance-oriented. A guiding principle of our compensation program is “average pay for average performance — above-average pay for above-average performance — below-average pay for below-average performance.”

Our pay for performance philosophy is reflected in different aspects of our executive compensation program. A significant portion of the total compensation of each executive is at risk based on short-term and long-term performance. For 2010, performance-based compensation included an annual incentive cash bonus opportunity, a grant of performance shares, and grants of both performance-based stock options, the vesting of which is not determined by the passage of time, and conventional stock options. We consider conventional stock options to be performance-based as options only generate value if the value of our stock appreciates after the date of the option grant. Our pay for performance philosophy aligns our executives’ interests with shareholder interests through the use of long-term incentive compensation to focus executives on the long-term performance of TSYS within a sound corporate governance framework that includes practices such as limited perquisites, stock ownership guidelines and a clawback policy.

Discretion and Judgment of the Committee.  The Committee oversees TSYS’ executive compensation program, and the Committee has the right to exercise downward discretion in connection with performance-based compensation. For example, the Committee can reduce or eliminate the amount that would otherwise be awarded under the approved payout schedule to reflect individual or business unit performance, to exclude unanticipated, non-recurring gains or for affordability.

Our CEO does not participate in the Committee’s deliberations or decisions with regard to his compensation. At the Committee’s request, our CEO provides input for the Committee regarding the performance and appropriate compensation of the other named executive officers. The Committee can and does exercise discretion in modifying any compensation recommendations relating to executive officers that are made by our CEO. From time to time our President participates in these discussions, but does not participate in the Committee’s deliberations or discussions with respect to his compensation.

Each year, the Committee reviews the components of each named executive officer’s compensation to determine if changes in the officer’s compensation are appropriate. The Committee has determined that the named executive officers’ compensation is reasonable, competitive, performance-oriented and designed to align with the successful implementation of our strategic plan.

Role of the Compensation Consultant.  Pursuant to its charter, the Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and other terms of retention. The Committee selected and directly engaged Towers Watson in September 2009 as its independent compensation consultant to review and make recommendations on the executive compensation benchmarking peer group, to provide an executive compensation benchmarking review and to provide design considerations for changes in the executive incentive compensation program. Towers Watson also provides other executive compensation services to the Committee such as keeping the Committee apprised of regulatory developments and competitive practices related to executive compensation. Towers Watson provides general observations on TSYS’ compensation programs, but it does not determine or recommend the amount or form of compensation for our named executive officers. At the request of the Committee, the executive compensation consultant attended all of the Committee meetings held in 2010.

The Committee recognizes that it is essential to receive objective advice from its executive compensation consultant and has implemented a pre-approval policy that requires the approval of the Committee before TSYS management can engage the executive compensation consultant for the Committee to provide additional services, other than the purchase of national and international compensation surveys for fees which do not exceed $25,000 in any fiscal year. During 2010, Towers Watson provided no services to TSYS other than its advice to the Committee on executive compensation issues.

The Role of Peer Companies and Benchmarking.  The Committee uses publicly reported information from companies that we consider our peers when reviewing the compensation of the named executive officers relative to the compensation paid to similarly-situated executives and in evaluating performance-based compensation plans. This process is often referred to as “benchmarking.” We believe that benchmarking is a point of reference for measurement, not the determinative driver of the named executive officers’ compensation or the performance-based plans.

TSYS believes that the peer group that should be used for compensation comparison purposes is not necessarily the same as the peer group that should be used for performance comparisons because the groups have different purposes. Compensation benchmarking peer groups are focused on competitors for talent, and performance peer groups are focused on competitors for capital or companies competing on the same economic playing field. Accordingly, TSYS has identified two peer groups: the Executive Compensation Benchmarking Group and the LTIP Benchmarking Group.

Information from companies in the Executive Compensation Benchmarking Group is used on an annual basis to benchmark compensation of the named executive officers. Companies in the Executive Compensation Benchmarking Group were selected by considering companies that compete in TSYS’ market for business and talent, companies with similar business operations and focus, and companies with similar organization size. The Executive Compensation Benchmarking Group is reviewed annually, and for 2010, two companies were removed (Affiliated Computer Services, Inc. and Metavante Technologies, Inc.), and two companies were added (DST Systems, Inc. and First Advantage Corporation). Companies in the 2010 Executive Compensation Benchmarking Group are:

Alliance Data Systems Corp. Broadridge Financial Solutions Convergys Corp. DST Systems, Inc. Equifax Inc. Euronet Worldwide, Inc.	Fair Isaac Corp. Fidelity National Information Services, Inc. First Advantage Corporation Fiserv, Inc. Global Payments, Inc. Global Cash Access Holdings, Inc.	Heartland Payment Systems, Inc. Jack Henry & Associates Mastercard Incorporated Paychex, Inc. The Western Union Company VISA, Inc.

Information from companies in the LTIP Benchmarking Group is used to adjust pre-2010 LTIP performance awards based on TSYS’ TSR relative to the TSR of the LTIP Benchmarking Group. The LTIP Benchmarking Group consists of the companies in the Information Technology Sector of the S&P 500 Index.

TSYS benchmarks base salaries and “market” short-term and long-term incentive awards with our Executive Compensation Benchmarking Group. TSYS also benchmarks total compensation (base salary, short-term incentives and long-term incentives) of its executives using size-adjusted benchmark data at median. Total compensation is generally targeted at the market median but can range from the 25th percentile through the 75th percentile of our Executive Compensation Benchmarking Group. TSYS uses our Executive Compensation Benchmarking Group for benchmarking total compensation, as well as external market surveys. TSYS uses a three-year look back of the total compensation benchmark data to reduce the impact of short-term fluctuations in the data that may occur from year to year.

Tally Sheets.  The Committee reviews tally sheets for the named executive officers annually. Tally sheets are prepared by the Committee’s executive compensation consultant. Tally sheets present the dollar amount of each element of the named executive officer’s compensation package, including base salary, cash bonus under the AIP, current LTIP target award, perquisites, health and welfare benefits, contributions to the qualified Retirement Savings Plan and the non-qualified Deferred Compensation Plan and outstanding equity awards. Tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, involuntary termination for cause, and voluntary or involuntary termination without cause.

Tally sheets provide the Committee a summary of all elements of an executive’s compensation package, as well as information on wealth accumulation, so that the Committee can analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation and determine whether the executive’s compensation is reasonable. Although tally sheets are not used to benchmark total compensation with our Executive Compensation Benchmarking Group, the Committee considers total compensation paid to executives at our Executive Compensation Benchmarking Group in considering the reasonableness of our executives’ compensation.

Elements of Compensation

The elements of compensation in TSYS’ executive compensation program are summarized in the table below.

Compensation Element	Objective	Key Features
Base Pay	To provide a fixed level of cash compensation for executive officers commensurate with their respective skills, responsibilities, experience and performance.	Generally targeted at median of market. Adjustments are based on an executive’s current and anticipated future performance with benchmarking to our Executive Compensation Benchmarking Group.
Discretionary Bonuses	To compensate executive officers for outstanding achievement related to a specific event.	Paid in the discretion of the Committee for performance results that support shareholder value.
Annual Incentive Program (“AIP”) — performance-based cash bonuses	To motivate executive officers to produce specified financial results and to reward executives for successful implementation of TSYS’ business plan.	Cash bonuses are a function of attainment of performance goals.
Long-Term Incentive Program (“LTIP”) — annual awards and special equity grants	To align interests of executive officers with shareholders and to reward executives for successful implementation of TSYS’ strategic plan.
Annual award is a multiple of base pay. One-half of annual award is paid in stock options and one-half is paid in performance shares. Performance shares are subject to attainment of performance goals over a three year period.

Special equity grants are made for a specific purpose and have varying features.

Retirement Savings Plan — a qualified plan that allows 401(k) deferrals	To provide retirement income for executive officers (and other employees).	Broad-based retirement plan. TSYS makes discretionary contributions based on profits and provides 401(k) matching contributions. Contributions are fully vested after two years of service.
Deferred Compensation Plan — a nonqualified plan	To provide additional retirement savings and income deferral opportunities.
Executive officers can elect to defer a portion of their base salary and cash bonuses under the AIP.

TSYS contributes an amount equal to the amount that would have been contributed to the Retirement Savings Plan but for IRS limits, and matches deferrals at the same rate it matches 401(k) contributions.

Perquisites	To provide minimal personal benefits for executive officers to align our compensation program with competitive practices.	Treated as taxable income to executive officers and represents an insignificant amount of an executive’s compensation.

Base Pay.  Base pay provides our executives with a level of compensation commensurate with their respective skills, responsibilities, experience and performance. It is the amount paid to an executive for effectively performing his or her job on a daily basis.

To ensure that base pay is competitive, TSYS benchmarks an executive’s base pay against base pay paid by our Executive Compensation Benchmarking Group. The Committee compares each executive’s current base pay to the market median for that position using proxy statement information from our Executive Compensation Benchmarking Group as well as external market surveys. For certain positions for which there is no clear market match in the benchmarking data, the Committee uses a blend of two or more positions from the benchmarking data. The Committee also reviews changes in the benchmarking data from the previous year. After reviewing the benchmarking data, the Committee establishes a competitive base salary for each executive. For example, an executive whose base salary is below the benchmarking target for his or her position may receive a larger percentage increase than an executive whose base salary exceeds the benchmarking target for his or her position. See “The Role of Peer Companies and Benchmarking” section on page 24 for a list of the companies in the Executive Compensation Benchmarking Group and information on the process used to select these companies.

In addition to market comparisons of similar positions at our peer companies, individual performance may affect base pay. Comparison of an executive’s base pay to the base pay of other TSYS executives may also be a factor in establishing base pay, especially with respect to positions for which there is no clear market match in benchmarking data. Because of the process used to establish base pay, large increases in base pay generally occur only when an executive is promoted into a new position. Base pay is not directly related to TSYS’ performance, except over the long term since revenues are used in benchmarking base pay against our Executive Compensation Benchmarking Group.

For 2010, no named executive officer received an increase in base pay. Base pay remained at 2008 levels because base pay was not increased in 2009.

Discretionary Bonuses.  In addition to the AIP, all employees, including our named executive officers, can earn discretionary bonuses. These bonuses are paid for specific accomplishments during the year that were not anticipated at the beginning of the year or were related to outstanding achievement related to a specific event. In early 2010, the Committee advised management that it would consider the payment of discretionary bonuses in connection with strategic acquisitions designed to expand TSYS’ role in the payments industry. The purpose of the discretionary bonus was to reward executives for selecting the right acquisition target, successfully negotiating the purchase of the target and successfully integrating the new business. We acquired a 51% controlling interest in First National Merchant Solutions, LLC in April 2010 and we purchased the remaining 49% interest on January 1, 2011. The acquisition gives us a top-ten presence in the merchant acquiring market (The Nilson Report, March 2010) and added just under $100 million in revenues for 2010. The business is being rebranded as TSYS Merchant Solutions. On January 20, 2011, the Committee approved discretionary “success” bonuses aggregating $700,000 for certain senior officers, including all of the named executive officers, for the successful acquisition and integration of the TSYS Merchant Solutions business. The merchant acquiring market is a critical component of the payments industry, and is a major milestone in our efforts to become the leading global payment solutions provider. Discretionary bonuses for 2010 are set forth in the “Bonus” column in the Summary Compensation Table on page 35.

Annual Incentive Program.  Annual cash bonuses under the AIP provide an incentive for our executives to meet short-term performance goals. In addition, given the prevalence of short-term incentive compensation in the marketplace, annual cash bonuses are part of a competitive compensation program. Payment of AIP bonuses is tied directly to fundamental operating performance measured over a one-year period.

In 2010 the Committee modified the design of the AIP. The rationale for the modifications is best understood in the context of the AIP payouts for 2008 and 2009. Although TSYS met the EPS performance goal for 2008 required for payment at 42.5% of target, management recommended that the 2008 AIP payout be paid at 25% of target in recognition of the deteriorating general economic conditions that were present at the end of 2008. Although an AIP award was made for 2009, there was little possibility that a payout would be made because management and the Committee resisted lowering performance goals and set target incentive goals based on the expectation of year-over-year EPS growth. TSYS had EPS growth of less than 1% for 2009, and therefore no bonuses were paid under the AIP.

As 2010 began, the Committee recognized that headwinds faced by our business in a challenging economic environment, including the loss of clients as a result of consolidation, lower than normal internal growth rates for existing clients, compliance with extensive new regulatory requirements, and overcoming the impact of the deconversion/termination fees paid in the prior year, would likely not allow for EPS growth in 2010 compared to 2009. The Committee also considered the 2008 and 2009 AIP payout history (i.e., executive voluntary reduction and no payout) and was concerned about the impact of that history on TSYS’ ability to retain and motivate executives. Given this background, the Committee wanted to set realistic performance goals for 2010 that would encourage management to contend with the economic conditions but not completely eliminate the possibility of an AIP payout and recognize shareholder expectations that revenue growth must not be at the expense of profitability. Accordingly, the Committee elected to set target level performance goals for 2010 based on growth in revenues before reimbursable items (when compared to TSYS’ annual operating plan) and income from continuing operations (after merit and bonuses) that, although challenging, were not based on the expectation of year-over-year EPS growth. The Committee believed that management could achieve the financial results required to receive payment of a threshold percentage of target bonuses through successful execution of TSYS’ 2010 business plan, but that achieving target levels of performance and payment would require a confluence of events that was much more challenging than merely the successful execution of the business plan.

Annual cash bonuses under the AIP are expressed as a percentage of an executive’s base pay. AIP bonuses are benchmarked against typical short-term incentive awards at our Executive Compensation Benchmarking Group. See “The Role of Peer Companies and Benchmarking” section on page 24 for a list of the companies in our Executive Compensation Benchmarking Group and information on the process used to select these companies. AIP target bonuses for 2010 were set taking into account median market data at our Executive Compensation Benchmarking Group, as well as existing incentive targets, internal pay equity, individual performance and retention needs. The 2010 AIP target bonus for Messrs. Tomlinson and Woods is 100% of base pay, and the 2010 AIP target bonus for TSYS’ other named executive officers is 85% of base pay.

The amount of an AIP bonus ranges from zero to 200% of the target based on achievement of performance goals established by the Committee for the year. For 2010, revenues before reimbursable items (when compared to TSYS’ annual operating plan) and income from continuing operations (after merit and bonuses) are both considered in determining payouts under the AIP. In order to reinforce the importance of profitability, the 2010 AIP provides that the portion of the AIP payment based on growth in revenues before reimbursable items cannot exceed the portion of the AIP payment based on income from continuing operations to ensure that growth in revenues is not dilutive to earnings.

The AIP metrics of revenues before reimbursable items and income from continuing operations for determining TSYS’ performance against goals are derived from our financial statements which follow generally accepted accounting principles. However, in evaluating performance, the Committee may exercise discretion in determining whether pre-established goals have been attained and make adjustments because of unusual events that could occur during the year. These events include, but are not limited to, the effect of acquisitions or divestitures, foreign exchange gains or losses, changes in accounting principles or tax laws, restructuring costs, litigation judgments or settlements, and other similar events. The Committee believes that retaining discretion to adjust the calculation of performance results to exclude items it considers extraordinary, encourages management’s willingness to take actions that may limit short-term company performance, yet support long-term growth in the best interests of our shareholders. For purposes of the AIP payout percentage for 2010, the performance metrics were adjusted to exclude the impact of an acquisition and divestiture and foreign currency exchange rates.

For 2010, the Committee approved the following schedule using AIP definitions:

Percent of Target	Revenues Before	Income from Continuing
Bonus Paid	Reimbursable Items	Operations

0%	$1,305,359,000	$185,533,000
25%	$1,350,509,000	$189,051,000
50%	$1,368,368,000	$192,568,000
75%	$1,386,227,000	$196,086,000
100%	$1,476,937,000	$220,000,000
150%	$1,512,655,000	$227,036,000
200%	$1,548,374,000	$234,071,000

The Committee has the right to exercise downward discretion and reduce (but not increase) or eliminate the amount that would otherwise be awarded under the approved schedule. For example, AIP bonuses can be reduced to reflect individual or business unit performance, to exclude unanticipated, non-recurring gains, or for affordability (reduced in order to fund another expense, such as another incentive compensation or retirement plan). For 2010, TSYS met the performance goals required for payment of AIP bonuses at 66.76% of target, after adjustments. The Committee elected not to exercise negative discretion. As a result, named executive officers received an AIP bonus equal to 66.76% of their target bonus. AIP bonuses for 2010 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 35.

Long-Term Incentive Program.  Equity awards under the LTIP provide an incentive for our executives to drive TSYS’ performance by tying a significant portion of their compensation to the successful implementation of TSYS’ strategic plan. Equity awards also align the interests of our executives and our shareholders by awarding executives equity in TSYS. Given the prevalence of long-term incentive compensation in the marketplace, LTIP awards are part of a competitive compensation program.

LTIP awards are expressed as a multiple of an executive’s base pay. LTIP awards are set taking into account median market data at our Executive Compensation Benchmarking Group, as well as existing incentive targets, internal pay equity, individual performance and retention needs. See “The Role of Peer Companies and Benchmarking” section on page 24 for a list of the companies in our Executive Compensation Benchmarking Group and information on the process used to select these companies.

Annual LTIP awards are generally paid one-half in stock options and one-half in performance shares. The Committee believes that stock options are an appropriate equity vehicle for a portion of LTIP compensation for our executives because they are performance-based, providing value only if the value of our stock price increases over time, which aligns our executives’ interests with the long-term interests of our shareholders. Stock options are awarded in the performance year and vest in three equal installments on the first, second and third anniversaries of the date of grant. The exercise price of a stock option is determined as of the date of grant.

The Committee believes that performance shares are an appropriate equity vehicle for a portion of LTIP compensation for our executives because performance shares align executives’ interests with the interests of shareholders by focusing executives on the long-term performance of TSYS. Each year the Committee establishes performance goals for the performance share portion of the annual LTIP awards. The Committee linked the 2010 performance share portion of the LTIP award to compound growth in revenues before reimbursable items and income from continuing operations during the period 2010 - 2012, using the 2010 annual operating plan as the base year, as opposed to the prior practice of using performance metrics based primarily on an EPS goal.

Named executive officers receive an initial target award of performance shares determined as of the date of grant. At the end of the three-year performance cycle, a named executive officer’s payout of his performance share award will range from zero to 200% of target based on achievement of the pre-established performance goals.

Because the Committee may take action to approve LTIP awards on or near the date that TSYS’ earnings are released, the Committee has established the last business day of the month in which earnings are released as the grant date for equity awards to executive officers to ensure that the earnings releases have had time to be absorbed by the market before equity awards are granted and stock option exercise prices are established. However, if the date of the TSYS earnings release or the date the Committee takes action is within five business days of the last business day of the month, the grant date is postponed for five business days after the later of the TSYS earnings release or the date the Committee takes action. With respect to performance-based equity awards other than conventional stock options, awards vest on the date that the Committee certifies that the required performance goals have been attained.

March 31, 2010 LTIP Award.  Messrs. Tomlinson and Woods received LTIP awards equal to 300% and 250% of base pay, respectively, and TSYS’ other named executive officers received LTIP awards equal to 150% of base pay. Mr. Tomlinson’s LTIP award was increased from 250% of base pay to 300% of base pay to bring his long-term incentive target opportunity closer to the market median. Each named executive officer received 50% of his 2010 LTIP award in the form of stock options with a grant date of March 31, 2010. The closing price of TSYS stock on March 31, 2010 was used as the exercise price for the stock options. Stock options received by the named executive officers are included in the “All Other Option Awards: Number of Securities Underlying Options” column in the Grants of Plan-Based Awards table on page 36.

Each named executive officer also received 50% of his 2010 LTIP award in the form of performance shares. The closing price of TSYS stock on March 31, 2010 was used to determine the number of performance shares awarded at target. Performance goals for payout of performance share awards are based on the metrics of compound growth in revenues before reimbursable items and income from continuing operations over the period 2010 - 2012, using the 2010 annual operating plan as the base year. Future payouts and the applicable performance levels will be reported after the end of the 2010 - 2012 performance period. Performance share awards at target are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards table on page 36.

March 31, 2008 LTIP Award - Performance Share Portion.  Each executive’s performance share award in 2008 was initially set at 25% of target when the Committee certified attainment of the first of two performance goals on January 26, 2009. This initial award of performance shares was subject to adjustment (+/- 20%) based on relative TSR performance targets established by the Committee for the three year period ending December 31, 2010. Because TSYS’ TSR for the three-year period relative to our LTIP Benchmarking Group fell in the bottom 20th percentile, the initial award of performance shares for 2008 was reduced by 20% and thus Messrs. Tomlinson, Lipham, Woods, Pruett and Tye received 16,896, 4,613, 12,270, 5,310 and 5,310 shares of TSYS stock, respectively. The LTIP Benchmarking Group consists of the companies in the Information Technology sector of the S&P 500 Index.

Special Equity Awards.  In addition to annual awards under the LTIP, the Committee has granted other long-term incentive awards.

2010 Performance-Based Stock Options.  The named executive officers received performance-based stock options under a special equity grant with a grant date of April 30, 2010. This special equity grant was designed to reinforce TSYS’ strategic growth initiatives (both organic growth and acquisition growth) with acceptable shareholder dilution and to give our executives an incentive to increase our stock price measured on an absolute (not relative) basis. The options will vest only if TSYS’ stock price is at least a specified percentage above the grant date stock price on April 30, 2013 or TSYS achieves a specified EPS goal by December 31, 2012. Future vesting and the applicable performance levels will be reported after the end of the performance period. Performance-based options received by the named executive officers are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards table on page 36.

2008 Special Equity Awards.  Effective February 6, 2008, the named executive officers received restricted stock awards under a special equity grant. The special equity grant aligned the interests of TSYS’ executives with shareholders following TSYS’ spin-off from Synovus on December 31, 2007 and provided a key retention tool for executives. Restricted stock awarded to named executive officers other than Messrs. Tomlinson and Woods vests in five equal installments on the first, second, third, fourth and fifth anniversaries of the date of grant. Restricted stock awarded to Messrs. Tomlinson and Woods was tied to a threshold level of performance over the period 2008-2014. Any restricted stock that has not vested at the end of 2014 will be forfeited. Under the performance goal established for 2010, 20% of the restricted stock awarded to Messrs. Tomlinson and Woods in 2008 vests if EPS is at least 75% of a target EPS of

$0.96. The performance goal was satisfied for 2010, and, accordingly, 20% (18,282 shares) of the 2008 special equity awards held by Messrs. Tomlinson and Woods vested when the Committee certified performance on January 20, 2011.

Qualified Plan and Nonqualified Deferred Compensation Plan.  Effective January 1, 2010, all qualified plans maintained by TSYS were combined into a single plan: the Retirement Savings Plan. As part of this process, the fixed employer contribution equal to 7% of eligible compensation was eliminated. Under the Retirement Savings Plan, TSYS can make discretionary contributions based on profits. TSYS also “matches” 401(k) contributions up to 4% of a participant’s eligible compensation. For 2010, each named executive officer received a contribution of 1% of eligible compensation under the Retirement Savings Plan. In addition, each named executive officer received matching contributions of $9,800. Contributions to the Retirement Savings Plan for 2010 are included in the “All Other Compensation” column in the Summary Compensation Table on page 35.

TSYS also sponsors a nonqualified plan, the TSYS Deferred Compensation Plan (“Deferred Plan”). TSYS makes contributions to the Deferred Plan in an amount equal to the benefits that cannot be contributed to the Retirement Savings Plan due to limits imposed by the IRS. In addition, participants in the Deferred Plan may elect to contribute all or a portion of their base pay and cash bonuses under the AIP to the Deferred Plan, and TSYS matches the contribution at the same rate applicable under the Retirement Savings Plan. Assets of the Deferred Plan are held in a rabbi trust, which is subject to claims by TSYS’ creditors. As the Deferred Plan does not pay “above market” interest, contributions to the Deferred Plan for 2010 are included in the “All Other Compensation” column in the Summary Compensation Table on page 35. Participants in the Deferred Compensation Plan invest amounts held for their benefit among specified mutual funds that are substantially similar to the mutual funds offered under the Retirement Savings Plan.

Perquisites.  Perquisites are a very small part of our executive compensation program. Perquisites are offered to align our compensation program with competitive practices and are not tied to performance measures. The aggregate incremental cost to TSYS of proving perquisites to our CEO in 2010 was $27,556. The aggregate incremental cost of providing perquisites to each named executive officer is included in the “All Other Compensation” column of the Summary Compensation Table on page 35 and additional information is included in footnote (6) to the table. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

Policies and Practices

Employment Agreements.  Absent special circumstances (e.g., executives employed as a result of an acquisition), TSYS executives generally do not have employment agreements. None of our executive officers has an employment agreement.

Recoveries.  Under TSYS’ Clawback Policy, the Committee may direct that TSYS recover all or a portion of any incentive award granted or paid to a named executive officer if the incentive award is computed using materially misstated financial information or other performance metric criteria. The amount to be recovered is equal to the excess of the incentive award paid or granted over the incentive award that would have been paid or granted had the financial information or performance metric been fairly stated at the time the incentive award was paid or granted, or any greater or lesser amount (up to the entire incentive award) that the Committee determines.

The Committee may use one or more of the following methods to effect a recovery: seek repayment, reduce (subject to applicable law) the amount that would otherwise have been paid, or withhold payment of future increases in compensation or grants of compensatory awards.

Hedging.  Our directors and executive officers are prohibited from entering into speculative transactions in TSYS stock including engaging in short sales of TSYS stock, trading in publicly traded options, puts, calls or other derivative securities related to TSYS stock and engaging in hedging transactions involving TSYS stock.

Stock Ownership Requirements.  To align the interests of our executives and directors with our shareholders, TSYS has stock ownership guidelines for our executives and directors. Executives are required to own a multiple of their base pay in TSYS stock. TSYS’ CEO is required to own TSYS stock valued at five times his base pay, the President is required to own TSYS stock valued at four times his base pay and the other named executive officers are required to own TSYS stock valued at three times their base pay. Executives generally have a five-year grace period to comply with the guidelines, with an interim three-year goal. Until the guidelines are met, executives are required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option’s exercise price and any taxes due upon exercise. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Committee. Each of our executive officers exceeds these guidelines by more than 50%.

Post-Termination Compensation Philosophy.  TSYS believes that compensation should generally be earned by executives while they are actively employed (i.e., while contributing to TSYS’ performance). Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed. TSYS has entered into limited post-termination arrangements when appropriate, such as the change of control agreements which are described under “Potential Payouts Upon Termination or Change-in-Control” on page 39. TSYS chose to enter into change of control arrangements with its executives to: (1) ensure the retention of executives and an orderly transition during a change of control; (2) ensure that executives would be financially protected in the event of a change of control so they continue to act in the best interests of TSYS while continuing to manage TSYS during a change of control; and (3) ensure a competitive compensation package because such arrangements are common in the market and it was determined that the agreements were important in recruiting and retaining executive talent.

Tax Considerations.  Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to any employee. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided that such compensation meets certain requirements, including shareholder approval of material terms of compensation. When necessary to meet the requirements for deductibility under the Internal Revenue Code, members of the Committee may abstain from voting on performance-based compensation.

The Committee strives to provide named executive officers with compensation programs that will preserve the tax deductibility of compensation paid by TSYS, to the extent reasonably practicable and to the extent consistent with TSYS’ other compensation objectives. The Committee believes, however, that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

With the exception of excise taxes that may be due with respect to certain change of control agreements, TSYS does not “gross-up” its named executive officers for taxes that are due with respect to their compensation. An estimate of the potential excise taxes payable in connection with a change in control is included under “Potential Payouts Upon Termination or Change-in-Control” on page 39. Any change of control agreement that includes an excise tax gross-up provision must be specifically approved by the Committee, and the Committee did not approve any such agreements in 2010.

Consideration of Risk.  TSYS’ executive compensation program provides payment opportunities related to different time periods (i.e., short and long-term components); however, TSYS does not offer incentives that promote short-term objectives at the expense of long-term shareholder value. Elements of compensation include current cash payments, deferred cash and equity awards. Payouts are based on a combination of financial metrics and stock performance. Amounts paid to executives under our program are reasonable compared to market, and the Committee retains significant discretion to limit performance-based compensation. The Committee considers the risks inherent in our executive compensation program, and the Committee has determined that our program is balanced and does not encourage executives to take unnecessary and excessive risks.

Accounting Considerations.  We account for all compensation paid in accordance with accounting principles generally accepted in the United States. The accounting treatment has generally not affected the form of compensation paid to the named executive officers.

Compensation Realized By Named Executive Officers for 2010

The Summary Compensation Table on page 35 provides compensation information for each named executive officer as required by SEC rules. However, the Summary Compensation Table includes amounts that were not realized by the executives in connection with the 2010 year. For example, the Summary

Compensation Table reflects grant date fair values of equity awards (i.e., options, restricted and performance shares) for 2010 rather than the financial benefit realized by the executives in 2010 as a result of the exercise of stock options or the vesting of restricted or performance shares. This information is, however, set forth in the Option Exercises and Stock Vested table on page 40.

The following table reflects only compensation actually realized by each executive for 2010 and is not a substitute for the Summary Compensation Table. In addition, it is not part of the compensation tables that we are required by SEC rules to present in this Proxy Statement. Furthermore, it does not include a number of compensation opportunities that were made available in 2010. For example, the LTIP awards for 2010 are not included in the table because the awards did not vest during 2010. Detailed information on all compensation opportunities that were made available in 2010 and all compensation paid to or earned by the named executive officers during 2010 is included in this CD&A and the series of tables following this CD&A.

Although various compensation opportunities for the named executive officers are not included in the following table, the Committee considered all amounts paid to or earned by the named executive officers and all compensation opportunities in its determination that the compensation paid to or earned by each named executive officer in 2010 is reasonable, competitive, performance-oriented and designed to align with the successful implementation of our strategic plan.

The following table reflects the components of the compensation realized by the named executive officers for 2010:

					Value Realized on
				Value Realized on	Vesting of
		Annual		Exercise of	Stock
		Incentive Cash	Discretionary	Options	Awards During	All Other
Name and Principal Position	Base Pay	Bonus(1)	Success Bonus(2)	During 2010(3)	2010(4)	Compensation(6)	Total

Philip W. Tomlinson	$840,000	$560,800	$200,000	$0	$695,060 (5)	$57,956	$2,353,816
Chairman of the Board and Chief Executive Officer
James B. Lipham	382,250	216,900	75,000	0	148,368	38,453	860,971
Senior Executive Vice President and Chief Financial Officer
M. Troy Woods	610,000	407,200	175,000	0	582,038 (5)	62,964	1,837,202
President and Chief Operating Officer
William A. Pruett	440,000	249,700	25,000	0	157,812	38,735	911,247
Senior Executive Vice President and Chief Client Officer
Kenneth L. Tye	440,000	249,700	25,000	0	155,256	34,330	904,286
Senior Executive Vice President and Chief Information Officer

(1)	Annual cash bonus under AIP paid at 66.76% of target.

(2)	The bonus was paid to reward the successful acquisition and integration of the TSYS Merchant Solutions business.

(3)	No named executive officer exercised any options during 2010. With the exception of stock options granted on February 3, 2009, outstanding vested options held by the named executive officers as of December 31, 2010 were “underwater” meaning that the exercise price exceeded the market price. For a complete list of each named executive officer’s outstanding options, see columns 1-6 of the Outstanding Equity Awards at Fiscal Year-End table on page 37.

(4)	The value realized on vesting means the amount equal to the number of shares acquired upon vesting multiplied by the closing price of TSYS stock on the NYSE on the date of vesting. For a complete list of each named executive officer’s unvested restricted stock awards and performance shares, see columns 7-10 of the Outstanding Equity Awards at Fiscal Year-End table on page 37.

(5)	Of this amount, 81% of Mr. Tomlinson’s is attributable to performance-based awards and 84% of Mr. Woods’ is attributable to performance-based awards.

(6)	The components of All Other Compensation for each named executive officer are set forth in footnotes (5) and (6) to the Summary Compensation Table on page 35.

Conclusion

For the reasons described above, we believe that each element of compensation in our executive compensation program and the total compensation paid to or earned by each named executive officer in 2010 is reasonable, competitive, performance-oriented and designed to align with the successful implementation of our strategic plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

The Compensation Committee
Mason H. Lampton, Chairman
Kriss Cloninger III
Walter W. Driver, Jr.
Gardiner W. Garrard, Jr.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Management recently conducted a risk assessment to evaluate the risks associated with TSYS’ compensation practices, policies and programs for all employees, including the named executive officers. Programs were reviewed broadly, including an analysis of our short-term and long-term compensation programs covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. Key program elements assessed relating to potential compensation risks included pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance provisions, equity incentives and stock ownership requirements.

Management’s analysis was reviewed with the Compensation Committee at its February 10, 2011 meeting. Based on this review and assessment, we do not believe our compensation programs encourage excessive or inappropriate risk-taking that is reasonably likely to result in a material adverse effect on TSYS. The various mitigating factors which support this conclusion include:

•	Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

•	Our compensation plan design and governance processes work together to minimize exposure to excessive risk, while creating a focus on operational activities that contribute to long-term shareholder value creation;

•	Our bonus plans impose threshold and maximum payout levels on bonus awards to limit windfalls;

•	Our programs include clawback provisions and allow the use of negative discretion for our executive officers;

•	Our use of benchmarking to ensure the compensation programs are consistent with industry practice;

•	Our stock ownership guidelines for executive officers discourage excessive risk taking; and

•	Our system of internal controls places a strong focus on avoiding undue financial risk through review and oversight by multiple functions in the company, including human resources, finance, audit and legal.

COMPENSATION TABLES AND NARRATIVES

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of the named executive officers for each of the last three fiscal years.

The named executive officers only received payments which would be characterized as “Bonus” payments for 2010. The short-term incentive amounts paid to the named executives for three fiscal years are set forth in the “Non-Equity Incentive Plan Compensation” column. TSYS’ methodology and rationale for short-term incentive compensation are described in the Compensation Discussion and Analysis above.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because TSYS has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The retirement plan contributions for the named executive officers for these three fiscal years are set forth in the “All Other Compensation” column.

								Change in
								Pension
								Value and
							Non-Equity	Nonquali-
							Incentive	fied
							Plan	Deferred	All Other
				Stock		Option	Com-	Compensation	Com-
Name and Principal		Salary	Bonus	Awards		Awards	pensation	Earnings	pensation
Position	Year	($)	($)	($)(2)		($)(3)	($)(4)	($)	($)		Total ($)

Philip W. Tomlinson	2010	$840,000	$200,000	$1,545,386		$2,570,026	$560,800	—	$57,956	(5)(6)	$5,774,168
Chairman of the Board	2009	840,000	—	1,459,382	(2)	1,417,621	0	—	321,470		4,038,473
and Chief Executive Officer	2008	827,774 (1)	—	2,246,533		1,831,810	206,943	—	178,567		5,291,627
James B. Lipham	2010	382,250	75,000	286,703		584,763	216,900	—	38,453	(5)(6)	1,584,069
Senior Executive Vice	2009	382,250	—	274,881	(2)	387,062	0	—	155,202		1,199,395
President and Chief Financial Officer	2008	382,261	—	1,204,934		566,159	81,230	—	85,610		2,320,194
M. Troy Woods	2010	610,000	175,000	1,047,899		1,555,278	407,200	—	62,964	(5)(6)	3,858,341
President and Chief	2009	610,000	—	1,124,211	(2)	1,029,460	0	—	325,490		3,089,161
Operating Officer	2008	610,018	—	1,783,029		1,381,035	152,504	—	145,539		4,072,125
William A. Pruett	2010	440,000	25,000	330,019		673,103	249,700	—	38,735	(5)(6)	1,756,557
Senior Executive Vice	2009	440,000	—	316,412	(2)	445,536	0	—	124,955		1,326,903
President and Chief Client Officer	2008	440,013	—	1,279,674		659,440	93,503	—	98,513		2,571,143
Kenneth L. Tye	2010	440,000	25,000	330,019		673,103	249,700	—	34,330	(5)(6)	1,752,152
Senior Executive Vice	2009	440,000	—	316,412	(2)	445,536	0	—	117,971		1,319,919
President and Chief	2008	440,013	—	1,273,679		651,687	93,503	—	90,019		2,548,901
Information Officer

(1)	Mr. Tomlinson’s base salary was increased to $840,000 in March of 2008.

(2)	The amounts in this column represent the aggregate grant date fair value of the stock awards reported in this column computed in accordance with FASB ASC Topic 718. For stock awards subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The values for the stock awards made to the named executive officers in 2010 include the value of performance share awards. The values of the 2010 performance share awards assuming that the highest level of performance conditions are attained are $2,520,007, $573,407, $1,525,033, $660,038 and $660,038 for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively. For a discussion of the assumptions used in calculating the values of the awards reported in this column, see note 16 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2010. Additional information regarding the 2010 awards is set forth in the Grants of Plan-Based Awards table below.

(3)	The amounts in this column represent the aggregate grant date fair value of the awards reported in this column computed in accordance with FASB ASC Topic 718. For stock option awards subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions used in calculating the values of the awards reported in this column, see note 16 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2010. Additional information regarding the 2010 awards is set forth in the Grants of Plan-Based Awards table below.

(4)	The amounts in this column represent the Annual Incentive Program cash awards paid.

(5)	Amount includes allocations to the qualified defined contribution plan of $12,250 for each executive and allocations to the nonqualified deferred compensation plan of $18,150, $6,863, $30,450, $9,750 and $9,750 for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively.

(6)	Amount for each executive includes the cost incurred by TSYS in connection with providing the perquisite of an automobile allowance, the incremental cost to TSYS for reimbursement of club dues, if any, and the actuarial value of providing term life insurance like coverage. The amount also includes the cost incurred by TSYS for security alarm monitoring and for tax return preparation services for each executive except Mr. Pruett, the incremental cost to TSYS for personal use of the corporate aircraft for each executive except Mr. Tye and the cost incurred by TSYS for providing financial planning services for Messrs. Tomlinson and Tye. None of these perquisites individually exceeded $25,000. The aggregate incremental cost incurred by TSYS in connection with providing perquisites was $27,556, $19,340, $20,264, $16,735 and $12,330 for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively.

GRANTS OF PLAN-BASED AWARDS
in 2010

The table below sets forth the short-term incentive compensation (payable in cash) and equity awards granted to the named executive officers in 2010.

												All Other
												Option		Grant
												Awards:	Exercise	Date Fair
			Estimated Future Payouts			Estimated Future Payouts						Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive						Securities	Price of	Stock
		Action	Plan Awards(2)			Plan Awards						Underlying	Option	and
	Grant	Date	Threshold	Target	Maximum	Threshold		Target		Maximum		Options	Awards	Option
Name	Date	(1)	($)	($)	($)	(#)		(#)		(#)		(#)(3)	($/Sh)	Awards

Philip W. Tomlinson			$210,000	$840,000	$1,680,000

	3/31/2010	3/23/2010										211,737	$15.66	$1,128,558

	3/31/2010	3/23/2010				40,230	(4)	80,460	(4)	160,920	(4)			1,260,004

	3/23/2010	3/23/2010				0	(5)	18,282	(5)	18,282	(5)			285,382

	4/30/2010	4/20/2010				0	(6)	414,215	(6)	414,215	(6)			1,441,468

James B. Lipham			81,228	324,913	649,825

	3/31/2010	3/23/2010										48,177	15.66	256,783

	3/31/2010	3/23/2010				9,154	(4)	18,307	(4)	36,614	(4)			286,703

	4/30/2010	4/20/2010				0	(6)	94,247	(6)	94,247	(6)			327,980

M. Troy Woods			152,500	610,000	1,220,000

	3/31/2010	3/23/2010										128,135	15.66	682,960

	3/31/2010	3/23/2010				24,346	(4)	48,691	(4)	97,382	(4)			762,517

	3/23/2010	3/23/2010				0	(5)	18,282	(5)	18,282	(5)			285,382

	4/30/2010	4/20/2010				0	(6)	250,666	(6)	250,666	(6)			872,318

William A. Pruett			93,500	374,000	748,000

	3/31/2010	3/23/2010										55,455	15.66	295,575

	3/31/2010	3/23/2010				10,537	(4)	21,073	(4)	42,146	(4)			330,019

	4/30/2010	4/20/2010				0	(6)	108,485	(6)	108,485	(6)			377,528

Kenneth L. Tye			93,500	374,000	748,000

	3/31/2010	3/23/2010										55,455	15.66	295,575

	3/31/2010	3/23/2010				10,537	(4)	21,073	(4)	42,146	(4)			330,019

	4/30/2010	4/20/2010				0	(6)	108,485	(6)	108,485	(6)			377,528

(1)	The Compensation Committee met on March 23, 2010 and approved the grant of performance share and stock option awards to the named executive officers effective March 31, 2010. The Committee met on April 20, 2010 and approved the grant of performance-based non-qualified stock options to the named executive officers effective April 30, 2010.

(2)	The amounts shown in these columns represent the threshold, target and maximum amounts payable under the Annual Incentive Program for 2010. Awards are paid in cash and are based upon the level of attainment of certain performance measures, based on growth in revenues before reimbursable items compared to TSYS’ 2010 annual operating plan and income from continuing operations after bonus and merit.

(3)	These stock options vest in three annual installments of one-third (1/3) each, beginning on the first anniversary of the grant date, and expire ten years following the grant date.

(4)	The amounts shown represent the threshold, target and maximum payout amounts that were determined by the payout schedule approved by the Compensation Committee on March 23, 2010 for these performance share awards for the performance period from January 1, 2010 through December 31, 2012. Vesting will occur upon the Committee’s certification subsequent to December 31, 2012 of the level of attainment of certain performance measures, based on compound growth in revenues before reimbursable items and income from continuing operations, using TSYS’ 2010 annual operating plan as the base year. Dividend equivalents equal to cash dividends will be credited to these performance shares and will be paid out in the form of TSYS stock to the extent that the performance shares are earned.

(5)	The amounts shown represent the threshold, target and maximum payout amounts that were determined by the payout schedule approved by the Compensation Committee on March 23, 2010 for these shares, which represent 20% of performance-based restricted stock awarded to Messrs. Tomlinson and Woods effective February 20, 2008. The 2008 award provided for a five to seven-year vesting period, with 20% of the shares vesting in any year in which performance measures established annually by the Committee are attained. The Committee met on January 20, 2011 and determined that the earnings per share performance measure for 2010 was attained, and therefore these shares vested.

(6)	The amounts shown represent the threshold, target and maximum payout amounts that were determined by the payout schedule approved by the Compensation Committee on April 20, 2010 for these performance-based non-qualified stock options, which vest on April 30, 2013 if: (i) the option holder remains continuously employed with TSYS through April 30, 2013 and (ii) either (A) TSYS achieves a specified earnings per share goal by December 31, 2012, or (B) the closing price of TSYS common stock on the NYSE on April 30, 2013 is at least a specified percentage above the grant date stock price (which is the exercise price shown in the table above). The stock options expire five years following the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
December 31, 2010

		Option Awards						Stock Awards
											Equity
											Incentive		Equity
											Plan		Incentive
											Awards:		Plan
											Number		Awards:
				Equity				Number			of		Market or
				Incentive				of			Unearned		Payout
				Plan Awards:				Shares		Market	Shares,		Value of
		Number of	Number of	Number of				or Units		Value of	Units or		Unearned
		Securities	Securities	Securities				of Stock		Shares or	Other		Shares,
		Underlying	Underlying	Underlying				That		Units of	Rights		Units or
		Unexercised	Unexercised	Unexercised		Option		Have		Stock That	That		Other Rights
	Option	Options	Options	Unearned		Exercise	Option	Not		Have Not	Have Not		That Have
	Grant	(#)	(#)	Options		Price	Expiration	Vested		Vested	Vested		Not Vested
Name	Date(1)	Exercisable	Unexercisable(2)	(#)		($)	Date	(#)		($)	(#)		($)

Philip W. Tomlinson	1/17/2001	28,596	—			$27.62	1/16/2011
	5/10/2001	478,652	—			30.29	5/9/2011
	4/29/2002	36,576	—			27.69	4/28/2012
	1/21/2004	55,704	—			26.85	1/20/2014
	1/21/2005	62,963	—			28.02	1/20/2015
	1/31/2006	89,712	—			28.91	1/30/2016
	1/31/2007	29,322	—			33.36	1/30/2017
	2/6/2008	32,696	16,105			21.88	2/5/2018
	3/31/2008	93,331	45,969			23.66	3/30/2018
	2/3/2009	88,100	178,872			13.11	2/2/2019
	3/31/2010	—	211,737			15.66	3/31/2020
	4/30/2010			414,215	(3)	16.01	4/30/2015
								5,369	(4)	$82,575
											16,896	(5)	$259,860
											40,804	(6)	627,558
											54,844	(7)	843,501
James B. Lipham	1/17/2001	14,933	—			27.62	1/16/2011
	5/10/2001	382,921	—			30.29	5/9/2011
	4/29/2002	12,734	—			27.69	4/28/2012
	1/21/2004	22,062	—			26.85	1/20/2014
	1/21/2005	11,644	—			28.02	1/20/2015
	1/31/2006	33,607	—			28.91	1/30/2016
	1/31/2007	11,214	—			33.36	1/30/2017
	2/6/2008	11,971	5,897			21.88	2/5/2018
	3/31/2008	27,060	13,330			23.66	3/30/2018
	2/3/2009	24,054	48,839			13.11	2/2/2019
	3/31/2010	—	48,177			15.66	3/31/2020
	4/30/2010			94,247	(3)	16.01	4/30/2015
								1,966	(4)	30,237
								20,568	(8)	316,336
											4,613	(5)	70,948
											9,284	(6)	142,788
M. Troy Woods	1/17/2001	17,157	—			27.62	1/16/2011
	5/10/2001	382,921	—			30.29	5/9/2011
	4/29/2002	14,630	—			27.69	4/28/2012
	1/21/2004	26,400	—			26.85	1/20/2014
	1/21/2005	21,415	—			28.02	1/20/2015
	1/31/2006	61,611	—			28.91	1/30/2016
	1/31/2007	20,597	—			33.36	1/30/2017
	2/6/2008	22,965	11,313			21.88	2/5/2018
	3/31/2008	71,974	35,451			23.66	3/30/2018
	2/3/2009	63,977	129,895			13.11	2/2/2019
	3/31/2010	—	128,135			15.66	3/31/2020
	4/30/2010			250,666	(3)	16.01	4/30/2015
								3,772	(4)	58,013
											12,270	(5)	188,713
											24,693	(6)	379,771
											54,844	(7)	843,501
William A. Pruett	1/17/2001	17,157	—			27.62	1/16/2011
	5/10/2001	382,921	—			30.29	5/9/2011
	4/29/2002	14,630	—			27.69	4/28/2012
	1/21/2004	26,400	—			26.85	1/20/2014
	1/21/2005	13,411	—			28.02	1/20/2015
	1/31/2006	39,369	—			28.91	1/30/2016
	1/31/2007	13,356	—			33.36	1/30/2017
	2/6/2008	14,330	7,060			21.88	2/5/2018
	3/31/2008	31,149	15,343			23.66	3/30/2018
	2/3/2009	27,688	56,217			13.11	2/2/2019
	3/31/2010	—	55,455			15.66	3/31/2020
	4/30/2010			108,485	(3)	16.01	4/30/2015
								2,354	(4)	36,205
								20,568	(8)	316,336
											5,310	(5)	81,668
											10,687	(6)	164,358

		Option Awards						Stock Awards
											Equity
											Incentive		Equity
											Plan		Incentive
											Awards:		Plan
											Number		Awards:
				Equity				Number			of		Market or
				Incentive				of			Unearned		Payout
				Plan Awards:				Shares		Market	Shares,		Value of
		Number of	Number of	Number of				or Units		Value of	Units or		Unearned
		Securities	Securities	Securities				of Stock		Shares or	Other		Shares,
		Underlying	Underlying	Underlying				That		Units of	Rights		Units or
		Unexercised	Unexercised	Unexercised		Option		Have		Stock That	That		Other Rights
	Option	Options	Options	Unearned		Exercise	Option	Not		Have Not	Have Not		That Have
	Grant	(#)	(#)	Options		Price	Expiration	Vested		Vested	Vested		Not Vested
Name	Date(1)	Exercisable	Unexercisable(2)	(#)		($)	Date	(#)		($)	(#)		($)

Kenneth L. Tye	1/17/2001	14,616	—			27.62	1/16/2011
	5/10/2001	382,921	—			30.29	5/9/2011
	4/29/2002	12,463	—			27.69	4/28/2012
	1/21/2004	22,487	—			26.85	1/20/2014
	1/21/2005	11,845	—			28.02	1/20/2015
	1/31/2006	36,617	—			28.91	1/30/2016
	1/31/2007	12,647	—			33.36	1/30/2017
	2/6/2008	13,779	6,788			21.88	2/5/2018
	3/31/2008	31,149	15,343			23.66	3/30/2018
	2/3/2009	27,688	56,217			13.11	2/2/2019
	3/31/2010	—	55,455			15.66	3/31/2020
	4/30/2010			108,485	(3)	16.01	4/30/2015
								2,263	(4)	34,805
								20,568	(8)	316,336
											5,310	(5)	81,668
											10,687	(6)	164,358

(1)	For better understanding of this table, we have included an additional column showing the grant date of the stock options.

(2)	All of the stock options set forth in this column are the remaining unvested portions of stock option grants that, under the terms of the grant, were to vest in three equal annual installments of one-third each beginning on the first anniversary of the grant date. These unvested stock options vest as follows: the stock options granted in 2008 vest on the third anniversary of the grant date, the stock options granted in 2009 vest in two equal annual installments on the second and third anniversaries of the grant date, and the stock options granted in 2010 vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)	These performance-based non-qualified stock options vest on April 30, 2013 if: (i) the option holder remains continuously employed with TSYS through April 30, 2013 and (ii) either (A) TSYS achieves a specified earnings per share goal by December 31, 2012 or (B) the closing price of TSYS common stock on the NYSE on April 30, 2013 is at least a specified percentage above the grant date stock price (which is the exercise price shown in the table above).

(4)	These shares, which vested February 6, 2011, are the remaining unvested portion of restricted stock awards granted effective February 6, 2008.

(5)	These shares vested January 20, 2011 upon the Compensation Committee’s certification of the attainment of the threshold level of performance for the performance measure, which measure was based on TSYS’ total shareholder return over a three-year period.

(6)	These amounts represent the number of performance shares, awarded effective March 31, 2010, that will vest if the threshold level of performance is attained for the performance period from January 1, 2010 through December 31, 2012. Vesting will occur upon the Compensation Committee’s certification subsequent to December 31, 2012 of the level of attainment of certain performance measures, which measures are based on compound growth in revenues before reimbursable items and income from continuing operations, using TSYS’ 2010 annual operating plan as the base year.

(7)	These shares are the remaining unvested portion of performance-based restricted stock awarded effective February 6, 2008. The award provided for a five to seven-year vesting period, with 20% of the shares vesting in any year in which performance measures established annually by the Compensation Committee are attained. The Compensation Committee met on January 20, 2011 and determined that the earnings per share performance measure for 2010 was attained, and therefore 18,282 of these shares vested.

(8)	These shares are the remaining unvested portion of restricted stock awards granted effective February 6, 2008, which vest in three equal annual installments of one-third each on February 6, 2011, February 6, 2012 and February 6, 2013.

POTENTIAL PAYOUTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into change of control agreements with our named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of TSYS’ stock by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of TSYS, a merger of TSYS with another company, or a reorganization, sale or similar transaction, unless the former shareholders of TSYS own more than 60% of the surviving entity. For purposes of these agreements, a constructive termination is a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefits.

In the event payments are triggered under the agreements, each executive will receive three times his or her base salary as in effect prior to the termination, three times a percentage of his or her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. These amounts will be paid to the executive in a single lump-sum cash payment. Each executive will also receive health and welfare benefits for a three-year period following the second triggering event. In addition, each executive will receive an amount that is designed to “gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. Any new change of control agreements that are entered into with executive officers and which contain a gross-up provision must be specifically approved by the Compensation Committee. The following table quantifies the estimated amounts that would be payable under the change of control agreements, assuming the triggering events occurred on December 31, 2010.

			Pro Rata
		3-Years	Target
		Short-Term	Short-Term	Health &	Stock	Stock
	3x	Incentive	Incentive	Welfare	Award	Option	Excise Tax
	Base Salary	Award	Award	Benefits	Vesting(1)	Vesting(2)	Gross-up(3)	Total

Philip W. Tomlinson	$2,520,000	$1,335,600	$840,000	$42,192	$2,441,052	$406,039	—	$7,584,883
James B. Lipham	1,146,750	516,038	324,913	42,192	703,097	110,865	—	2,843,855
M. Troy Woods	1,830,000	969,900	610,000	42,192	1,849,783	294,862	—	5,596,737
William A. Pruett	1,320,000	594,000	374,000	42,192	762,956	127,613	—	3,220,761
Kenneth L. Tye	1,320,000	594,000	374,000	42,192	761,556	127,613	$240,704	3,460,065

(1)	Estimated by multiplying the stock and performance share awards that vest upon a change of control by the fair market value of TSYS stock on December 31, 2010.

(2)	Estimated by multiplying the number of options that vest upon a change of control by the difference in the fair market value on December 31, 2010 and the exercise price. With the exception of stock options granted on February 3, 2009, the fair market value of TSYS stock on December 31, 2010 was less than the exercise price of all unvested options held by each named executive officer.

(3)	Estimated by dividing the estimated excise tax under Section 4999 of the Internal Revenue Code by 43.55%, which percentage is designed to calculate the amount of gross-up payment necessary so the executive is placed in the same position as though the excise tax did not apply. No gross-up payment is made if the change of control payment does not exceed the applicable IRS cap by 110%.

Executives who receive these benefits are subject to a confidentiality obligation with respect to secret and confidential information about TSYS. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

The Nonqualified Deferred Compensation table sets forth the amount and form of deferred compensation benefits that the named executive officers would be entitled to receive upon their termination of employment.

In addition to vesting upon a change of control, outstanding stock options, restricted stock and performance share awards may vest when named executive officers terminate employment under other circumstances as follows:

•	Stock options held by the named executive officers generally vest upon death, disability, termination of employment after age 62 or involuntary termination without cause; provided, however, that some grants are subject to more restrictive vesting provisions.

•	Restricted stock awards held by the named executive officers will vest upon death (other than by suicide) or disability, and the Compensation Committee has the authority to determine whether restricted stock will vest at retirement. Although restricted stock awards are generally forfeited if a named executive officer terminates for reasons other than death, disability or retirement, the Committee has discretionary authority to vest some of the outstanding awards; and

•	Performance share awards will vest upon death, disability or termination of employment after age 62; provided, however, that the amount paid at disability or post-age-62 termination will be a pro rata portion based on the date of disability or termination. The Committee has discretionary authority to vest performance share awards if a named executive officer terminates for reasons other than death, disability or termination of employment after age 62.

OPTION EXERCISES AND STOCK VESTED
in 2010

The following table sets forth the number and corresponding value realized during 2010 with respect to restricted shares that vested for each named executive officer. No stock options were exercised by the named executives in 2010.

	Option Awards		Stock Awards
	Number of Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Philip W. Tomlinson	—	—	18,282	$312,257
	—	—	14,781	252,459
	—	—	3,482	49,827
	—	—	5,530	80,517
James B. Lipham	—	—	1,333	19,075
	—	—	2,025	29,484
	—	—	6,855	99,809
M. Troy Woods	—	—	18,282	312,257
	—	—	10,434	178,213
	—	—	2,447	35,017
	—	—	3,884	56,551
William A. Pruett	—	—	1,587	22,710
	—	—	2,424	35,293
	—	—	6,855	99,809
Kenneth L. Tye	—	—	1,503	21,508
	—	—	2,331	33,939
	—	—	6,855	99,809

(1)	The value realized on vesting of the indicated restricted shares means the amount equal to the number of shares acquired upon vesting multiplied by the closing price of TSYS stock on the NYSE on the date of vesting.

2010 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)	($)	($)(3)

Philip W. Tomlinson	—	$18,150	$133,493	—	$1,558,895
James B. Lipham	—	6,863	87,161	—	539,974
M. Troy Woods	$120,000	30,450	161,899	—	1,327,007
William A. Pruett	—	9,750	43,308	—	604,759
Kenneth L. Tye	—	9,750	47,438	—	515,975

(1)	The amount reported in this column is reported in the Summary Compensation Table for 2010 as “Salary.”

(2)	The amount reported in this column is reported in the Summary Compensation Table for 2010 as “All Other Compensation.”

(3)	Of the balances reported in this column, the amounts of $1,002,711, $368,092, $883,151, $383,987 and $372,102 with respect to Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively, were reported in the Summary Compensation Table as “All Other Compensation” in previous years. In addition, Mr. Woods’ balance includes deferred director fees and earnings on those fees of $48,906. Employees who serve as directors are no longer compensated for their services as directors.

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are substantially similar to the mutual funds available in the qualified 401(k) plan. A rabbi trust is a type of trust used to defer taxation of certain compensation. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive. The Directors Deferred Compensation Plan permits directors to elect to defer director fees pursuant to similar distribution and investment alternatives as the Deferred Plan.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay for Performance
• Aligning executive compensation with short-term and long-term performance designed to support our strategic goals

• Tying a significant portion of each named executive officer’s targeted compensation to the achievement of performance goals or stock price appreciation

Alignment with Shareholder Interests and Sound Corporate Governance Framework
• Using long-term incentive compensation to focus executives on the long-term performance of TSYS

• Providing limited executive perquisites

• Maintaining a clawback policy for incentive compensation awards

• Requiring our executives to own TSYS stock and prohibiting them from engaging in hedging transactions with respect to TSYS stock

Attract and Retain Top Talent
• Targeting total compensation generally at the 50th percentile range among companies with which we compete for executive talent

• Competing effectively for the highest quality people who will determine our long-term success

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 22 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 35 through 41, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to TSYS’ long-term success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2011 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of TSYS approve, on an advisory basis, the compensation of TSYS’ named executive officers disclosed pursuant to the rules of the Securities and Exchange Commission in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for TSYS’ 2011 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although the advisory vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 above should occur every one, two or three years.

After careful consideration of the various arguments supporting each frequency level, the Board believes that submitting the advisory vote on executive compensation to shareholders on an annual basis is appropriate for TSYS at this time, and therefore our Board recommends that you vote for holding future advisory votes on executive compensation every year. As the proxy card provides shareholders with four choices (every one, two, or three years or abstain), you are not voting to approve or disapprove the Board’s recommendation.

In formulating its recommendation, our Board considered that an advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. While TSYS’ executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides TSYS with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s Annual Meeting of Shareholders.

The frequency vote is non-binding and the final decision on the frequency of future advisory votes on executive compensation remains with the Board. Although the advisory vote is non-binding, the Board will carefully consider the outcome of the frequency vote and other communications from shareholders when making future decisions regarding the frequency of advisory votes on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” A FREQUENCY OF “ONE YEAR” WITH RESPECT TO HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

The Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of TSYS, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) TSYS is a participant; and (3) any related party of TSYS (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of TSYS stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of TSYS so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and

•	certain limited charitable contributions by TSYS, which transactions are reviewed by the Committee at its next regularly scheduled meeting.

In addition, the policy does not apply to transactions which occurred, or in the case of ongoing transactions, transactions which began, prior to the date of the adoption of the policy by the Board.

Related Party Transactions

The terms of the transactions set forth below are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

During 2010, TSYS provided electronic payment processing and other card related services to banking subsidiaries of Synovus for payments of $13,232,881. Also during 2010, Synovus and its subsidiaries paid TSYS an aggregate of $1,844,291 for miscellaneous reimbursable items such as data links, network services and postage, primarily related to processing services provided by TSYS.

TSYS and Synovus and TSYS and a subsidiary of Synovus are parties to Lease Agreements pursuant to which Synovus and its subsidiary leased space from TSYS for lease payments aggregating $629,191 during 2010. Also, during 2010, Synovus and its subsidiaries paid to Columbus Productions, Inc., a subsidiary of TSYS, $221,528 for printing services.

Richard E. Anthony, currently a director of TSYS, served as Chairman of the Board and Chief Executive Officer of Synovus during 2010 and continues to serve as a non-executive Chairman.

TSYS is a party to a Joint Ownership Agreement with Synovus and a third party pursuant to which they jointly own or lease aircraft. The parties have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. TSYS paid $1,930,379 for its use of the aircraft during 2010.

Mack Paul Daffin, Jr., the son-in-law of Philip W. Tomlinson, Chairman of the Board and Chief Executive Officer of TSYS, was employed by TSYS as a senior director of distributed technology during 2010. Mr. Daffin received $218,803 in compensation during 2010. John Dale Hester, the son-in-law of director Richard W. Ussery, was employed by TSYS as group executive, relationship management during 2010. Mr. Hester received $181,824 in compensation during 2010. Roderick Cowan Hunter, the son-in-law of director James D. Yancey, was employed by TSYS as a director of sales and marketing during 2010. Mr. Hunter received $122,235 in compensation during 2010. The compensation received by the employees listed above is determined under the standard compensation practices of TSYS.

None of the transactions described above required review, approval or ratification under TSYS’ Related Party Transaction Policy as they occurred or the ongoing transaction began prior to the adoption of the policy by the TSYS Board.

Other Information About Board Independence

In addition to the information set forth under the caption “Related Party Transactions” above, the Board also considered the following relationships in evaluating the independence of our independent directors and determined that none of the relationships constitute a direct or indirect material relationship with TSYS:

•	an entity of which Mr. Cloninger serves as an executive officer received payments from TSYS for printing and related services in the ordinary course of business during 2010, which payments were not more than the greater of two percent of the annual revenues for that entity or $1 million and therefore satisfy the Board’s guidelines for independence;

•	an entity in which each of Mr. Turner and Mr. Miller and their immediate family members own a less than ten percent equity interest made payments to and received payments from TSYS for printing services and leased property, respectively, in the ordinary course of business during 2010, which transactions were in accordance with the Board’s guidelines for independence, and which payments were not more than the greater of two percent of the annual revenues for that entity or TSYS, or $1 million; and

•	an immediate family member of Mrs. Yarbrough was compensated as a non-executive employee of TSYS during 2010, which employment was in accordance with the Board’s guidelines for independence.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of TSYS stock held by the only known holders of more than 5% of the outstanding shares of TSYS stock as of December 31, 2010.

	Shares of TSYS Stock		Percentage of Outstanding Shares of
	Beneficially Owned		TSYS Stock Beneficially Owned
Name and Address of Beneficial Owner	as of 12/31/10		as of 12/31/10

Synovus Trust Company, N.A	22,519,351	(1)	11.6%
1148 Broadway Columbus, Georgia 31901

FMR LLC	14,906,288	(2)	7.7%
82 Devonshire Street Boston, Massachusetts 02109

Artisan Partners Holdings LP	11,692,600	(3)	6.0%
875 East Wisconsin Avenue Suite 800 Milwaukee, WI 53202

(1)	As of December 31, 2010, the investment advisory and trust company subsidiaries of Synovus, including its wholly owned subsidiary, Synovus Trust Company, held in various fiduciary or advisory capacities a total of 22,528,357 shares of TSYS stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 20,705,374 shares as to which it possessed sole voting power, 22,075,617 shares as to which it possessed sole investment power, 204,610 shares as to which it possessed shared voting power and 389,548 shares as to which it possessed shared investment power. The investment advisory subsidiaries of Synovus held 9,006 shares as to which they possessed shared investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of TSYS stock which are held by them in various fiduciary and advisory capacities.

(2)	As of December 31, 2010, the investment advisory, investment company and bank subsidiaries of FMR LLC possessed sole voting power with respect to 309,388 TSYS shares and sole investment power with respect to 14,906,288 TSYS shares.

(3)	As of December 31, 2010, Artisan Partners Holdings LP and other related parties possessed shared voting power with respect to 11,469,400 TSYS shares and shared investment power with respect to 11,692,600 TSYS shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires TSYS’ officers and directors, and persons who own more than ten percent of TSYS stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.

To TSYS’ knowledge, based solely on its review of such reports submitted to TSYS, and written representations from certain reporting persons that no Forms 5 were required for those persons, TSYS believes that during the fiscal year ended December 31, 2010 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that each of Mr. Anthony, Mr. Miller and Mr. Turner reported one transaction late on one report.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in TSYS’ Proxy Statement for the 2012 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of TSYS at the address below. The Corporate Secretary must receive the proposal no later than November 19, 2011. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Total System Services, Inc.
One TSYS Way
Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in TSYS’ Proxy Statement for the 2012 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than January 3, 2012 and not later than February 2, 2012. The notice of a proposed item of business must provide information as required in the bylaws of TSYS which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; any material interest you have in the proposal; and a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to bring the matter before the meeting.

The notice of a proposed director nomination must provide information as required in the bylaws of TSYS which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to nominate the person or persons named in the notice; any arrangements between you and each proposed nominee and any other person pursuant to which the nomination is being made; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

Detailed financial information for TSYS and its subsidiaries for its 2010 fiscal year is included in TSYS’ 2010 Annual Report that is being provided to TSYS’ shareholders together with this Proxy Statement. The Annual Report and this Proxy Statement are also posted to our website at http://annualreport.tsys.com.

Solicitation of Proxies

TSYS will pay the cost of soliciting proxies. Proxies may be solicited on behalf of TSYS by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. TSYS will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners. In addition, TSYS has retained Phoenix Advisory Partners to assist in the solicitation of proxies for a fee of $12,500, plus reimbursement of reasonable out-of-pocket expenses.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. TSYS is not householding proxy materials for its shareholders of record in connection with its 2011 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of TSYS stock through a broker or bank that has determined to household proxy materials only one Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary.

The above Notice of Annual Meeting and Proxy Statement are sent by Order of the TSYS Board of Directors.

Philip W. Tomlinson
Chairman of the Board and
Chief Executive Officer

March 18, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting date. INTERNET http://www.proxyvoting.com/tss Use the Internet to vote your proxy. TOTAL SYSTEM SERVICES, INC. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 92432 FOLD AND DETACH HERE THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND FOR “1 YEAR” ON PROPOSAL 4. Please mark your votes as indicated in this example X 1. Election of Directors Nominees: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 2. Ratification of the appointment of 1.1 Kriss Cloninger III 1.6 John T. Turner KPMG LLP as TSYS’ independent auditor for the year 2011. 1.2 Sidney E. Harris 1.7 Richard W. Ussery 3. Approval of the advisory resolution 1.3 Mason H.Lampton 1.8 M. Troy Woods regarding executive compensation. The Board recommends a vote for 1 year. 1.4 H. Lynn Page 1.9 James D.Yancey 1 year 2 years 3 years Abstain 4. Advisory vote on the frequency 1.5 Philip W. Tomlinson 1.10 Rebecca K.Yarbrough of future advisory votes on executive compensation. The undersigned hereby acknowledges receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revokes all Proxies previously given by the undersigned for the ANNUAL MEETING. Please be sure to sign and date this Proxy. Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. (text)

You can now access yourTotal System Services,Inc.account online. Access your Total System Services, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Total System Services, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://annualreport.tsys.com FOLD AND DETACH HERE TOTAL SYSTEM SERVICES, INC. POST OFFICE BOX 2506, COLUMBUS, GEORGIA 31902-2506 ANNUAL MEETING OF SHAREHOLDERS OF TSYS TO BE HELD MAY 3, 2011 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TSYS The undersigned shareholder of Total System Services, Inc. hereby appoints James B. Lipham and Dorenda K. Weaver as Proxies, each of them singly and each with power of substitution, to vote all shares of Common Stock of TSYS of the undersigned or with respect to which the undersigned is entitled to vote on February 23, 2011 at the ANNUAL MEETING OF THE SHAREHOLDERS OF TSYS to be held on the 3rd day of May, 2011, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present. The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders of TSYS, other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 92432 (text)